        Exhibit 10.37
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
RADLER 2000 LIMITED PARTNERSHIP, AND
TUG HILL, INC.,
TOGETHER, AS SELLERS,
AND
CHESAPEAKE ENERGY CORPORATION
AND
CHESAPEAKE APPALACHIA, L.L.C.,
TOGETHER, AS PURCHASERS
___________________________________
DATED AS OF JANUARY 24, 2022
__________________________________

Pages
-i-

(Cont.)
-ii-

(Cont.)
-iii-

(Cont.)
-iv-

(Cont.)

Section 14.20 Attorney-Client Privilege; Continued Representation	80
Section 14.21 Party Representatives	80
Section 14.22 Purchaser Group Consent	81

-v-

(Cont.)

Appendices, Exhibits, and Schedules:

Appendix A	-	Definitions

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit A-3	-	Surface Interests
Exhibit A-4	-	Certain Excluded Assets
Exhibit B	-	Form of Assignment Agreement
Exhibit C	-	Form of Registration Rights Agreement

Schedule 1.1	-	Specified Midstream Contracts
Schedule 3.4	-	Allocated Values
Schedule 5.1	-	Knowledge Individuals (Sellers)
Schedule 5.5	-	No Conflict (Sellers)
Schedule 5.8	-	Litigation (Sellers)
Schedule 6.1	-	Knowledge Individuals (Company)
Schedule 6.4	-	No Conflict (Company)
Schedule 6.5	-	Capitalization
Schedule 6.7	-	Litigation (Company)
Schedule 6.9	-	Capital Commitments
Schedule 6.11	-	Material Contracts
Schedule 6.12	-	Payments for Production and Imbalances
Schedule 6.13	-	Consents and Preferential Rights to Purchase
Schedule 6.14	-	Non-Consent Operations
Schedule 6.15	-	Plugging and Abandonment
Schedule 6.16	-	Environmental Matters
Schedule 6.17	-	Suspense Funds
Schedule 6.20	-	Credit Support
Schedule 6.21	-	Bank Accounts
Schedule 6.24	-	Insurance
Schedule 7.7	-	Knowledge Individuals (Purchasers)
Schedule 7.17(c)	-	SEC Review
Schedule 8.4	-	Operations
Schedule 8.14	-	Assets to be Transferred

-vi-

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is dated as of January 24, 2022 (the “Execution Date”), by and among, on the one part, Radler 2000 Limited Partnership, a Texas limited partnership (“R2KLP”) and Tug Hill Inc., a Nevada corporation (“THI” and together with R2KLP, the “Sellers” and each, a “Seller”), and, on the other part, Chesapeake Energy Corporation, an Oklahoma corporation (“CHK Parent”) and Chesapeake Appalachia, L.L.C., an Oklahoma limited liability company and a wholly-owned subsidiary of CHK Parent (“CHK Purchaser” and together with CHK Parent, the “Purchasers” and each a “Purchaser”). Sellers and Purchasers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS
A.    THI owns the preferred membership Interests (the “Company Preferred Interests”) of Radler 2000 PA, LLC, a Texas limited liability company (the “Company”).
B.    R2KLP owns the common membership Interests (the “Company Common Interests”) of the Company.
C.    The Company Preferred Interests and the Company Common Interests collectively represent 100% of the issued and outstanding Interests in the Company (the “Company Interests”).
D.    The Parties desire that, at the Closing, (i) R2KLP shall sell and transfer to CHK Purchaser, and CHK Purchaser shall purchase from R2KLP, the Company Common Interests, and (ii) THI shall sell and transfer to CHK Purchaser, and CHK Purchaser shall purchase from THI, the Company Preferred Interests, in each case, in the manner and upon the terms and conditions hereafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1    Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.
Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied by Sellers. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. If any period of days referred to in this Agreement ends on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, (a) (i) R2KLP agrees to sell, transfer, and convey the Company Common Interests to CHK Purchaser, free and clear of any Encumbrances (other than restrictions generally arising under the Company Organizational Documents, this Agreement, and applicable securities Laws) and (ii) CHK Purchaser agrees to purchase, accept, and pay for the Company Common Interests, and (b) (i) THI agrees to sell, transfer, and convey the Company Preferred Interests to CHK Purchaser, free and clear of any Encumbrances (other than restrictions generally arising under the Company Organizational Documents, this Agreement, and applicable securities Laws) and (ii) CHK Purchaser agrees to purchase, accept, and pay for the Company Preferred Interests.

Section 2.2    Effective Time; Proration of Costs and Revenues.
(a)    Subject to the other terms and conditions of this Agreement, the Company Interests shall be transferred from Sellers to Purchasers at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 12:01 a.m., Central Time, on January 1, 2022 (the “Effective Time”), as described below; provided that, for the avoidance of doubt, the Closing shall be treated for income Tax purposes as the time when the Company Interests are transferred from Sellers to Purchasers.
(b)    Purchasers shall be entitled to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets at and after the Effective Time (provided that, notwithstanding the preceding, Sellers and their Affiliates shall be entitled to all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Sellers or their Affiliates for all periods prior to the Closing Date, but only to the extent that such proceeds and funds are used by Sellers (or their Affiliate) to pay for expenditures on behalf of such Third Parties in Sellers’ (or their Affiliate’s) role as operator of the Assets prior to the Closing Date), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.
(c)    Sellers shall be entitled to all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets (other than Tax refunds and Tax credits, which are addressed in Section 13.1) prior to the Effective Time, and to proceeds from cash calls and billings and other funds received for the account of Third Parties for all periods prior to the Closing Date, as described in Section 2.2(b), but only to the extent that such proceeds and funds are used by Sellers (or their Affiliate) to pay for expenditures on behalf of such Third Parties in Sellers’ (or their Affiliate’s) role as operator of the Assets prior to the Closing Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.
(d)    Should Purchasers or the Company receive after Closing any income, proceeds, revenue, or other amounts to which Sellers are entitled under Section 2.2(c), Purchasers shall, and shall cause the Company to, fully disclose, account for, and promptly remit the same to Sellers. If, after Closing, Sellers receive any income, proceeds, revenue, or other amounts with respect to the Assets to which Sellers are not entitled pursuant to Section 2.2(c), Sellers shall fully disclose, account for, and promptly remit the same to Purchasers (or their designee).
(e)    Should Purchasers or the Company pay after Closing any Property Costs for which Sellers are responsible under Section 2.2(c), Sellers shall reimburse Purchasers (or their designee) promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Sellers pay after Closing any Property Costs for which Sellers are not responsible under Section 2.2(c), Purchasers shall, or shall cause the Company to, reimburse Sellers promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f)    Except to the extent such amounts are, or are attributable to, the Excluded Assets, Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs incurred with respect to the Assets following the one year anniversary of the Closing Date, except as to amounts for which Purchasers have delivered an invoice of such Property Costs to Sellers pursuant to Section 2.2(e) on or before such date.
(g)    Rights-of-way fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time. In each case, Purchasers (on behalf of the Company) shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.
Section 2.3    Procedures.
(a)    For purposes of allocating production (and proceeds and accounts receivable with respect thereto) under Section 2.2, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters (or other custody transfer meters, whichever is closest to the Well) on the pipelines through which they are transported. Such allocations (along with the adjustments made pursuant to Section 3.3) shall be based on data and information provided by the Third Party operators (if applicable) of the Assets and all other relevant data and information reasonably available to the Parties; provided that, if any such data or information has not been provided by a Third Party operator as of the relevant time, then Sellers shall make a good faith estimate of such allocations or adjustments, as applicable, based on the best data and information available to Sellers at such time. The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement, or similar agreement shall be deemed incurred when expended by the operator of the applicable Property, in accordance with such operator’s then-current practice.
(b)    After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of (i) Property Costs for which such Party is entirely or in part responsible under the terms of Section 2.2 or (ii) Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Assets, in each case, to which such Party is entirely or in part entitled under the terms of Section 2.2, provided that (A) Purchasers shall, or shall cause the Company to, handle all joint interest audits and other audits of Property Costs covering the period for which Sellers are in part responsible with Purchasers under Section 2.2 (and Purchasers (on behalf of the Company) shall be solely responsible for Purchasers’ and the Company’s out-of-pocket costs and expenses incurred in connection with such audits), (B) Sellers shall handle all joint interest audits and other audits of Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Assets, in each case, to which Sellers are entirely or in part entitled under Section 2.2 (and each Seller shall be solely responsible for such Seller’s respective out-of-pocket costs and expenses incurred in connection with such audits), and (C) a Party shall not agree to any adjustments to previously assessed costs for which the other Party is liable, or any compromise of any audit claims to which such other Party would be entitled, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed. Purchasers shall, or shall cause the Company to, provide Sellers with a copy of all applicable audit reports and written audit agreements received by Purchasers or their Affiliates and relating to periods for which Sellers are wholly or partially responsible or with respect to any Excluded Assets.
Section 2.4    Cash Free, Indebtedness Free. At the Closing, the Company will not hold any cash or be responsible for any obligations to repay any Indebtedness. Accordingly, on or prior to the Closing, Sellers will (a) cause the Company to distribute to Sellers (or their designee) all cash (irrespective of whether such cash is attributable to Hydrocarbons produced, or events occurring, at or after the Effective Time) held by the Company and (b) repay outstanding Indebtedness of the Company and all of the Company’s accounts payable and other similar liabilities attributable to periods ending prior to the Effective Time. Each Seller represents (with respect to itself only) that such Seller is authorized to perform the actions described in the preceding sentence. Purchasers hereby acknowledge that Sellers shall take such actions prior to Closing and hereby agree and consent to Sellers taking such actions prior to Closing. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the provisions of this Section 2.4 will not prejudice any Party’s rights under Section 3.3 or otherwise modify the adjustment mechanisms set forth therein.
ARTICLE 3
PURCHASE PRICE
Section 3.1    Purchase Price.
(a)    The total purchase price for the Company Interests shall be $433,946,495 (the “Unadjusted Purchase Price”), comprised of (i) cash in the amount of $327,506,789 (the “Base Cash Purchase Price”) and (ii) 1,546,190 shares of CHK Common Stock (such shares of CHK Common Stock the “Stock Purchase Price”), as adjusted and paid, as applicable, pursuant to and in accordance with Section 3.3 and Section 10.4. Notwithstanding the foregoing, if, at any time on or after the date hereof and prior to the Closing, (x) CHK Parent makes, pays, or effects (or any record date is established with respect thereto) (A) any dividend on the CHK Common Stock payable in CHK Common Stock, (B) any subdivision or split of CHK Common Stock, (C) any combination or reclassification of CHK Common Stock into a smaller number of shares of CHK Common Stock, or (D) any issuance of any securities by reclassification of CHK Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which CHK Parent is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which CHK Common Stock is converted into the right to receive cash or other securities, then the number of shares of CHK Common Stock to be issued to the Sellers (or their designees) as the Stock Purchase Price pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(D) and (y) to provide for the receipt by Sellers, in lieu of any CHK

Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of CHK Common Stock in connection with any such transaction described in clauses (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, merger, combination, reclassification or other transaction.
(b)    Within one Business Day after the Execution Date, Purchasers shall deliver into the Escrow Account an amount equal to $15,200,000 (together with all interest accrued thereon, the “Deposit”) to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. If the Closing occurs, the Deposit shall be taken into account in the determination of the Closing Cash Payment pursuant to Section 10.4(a). However, if the Closing does not occur, the Deposit shall be distributed in accordance with Section 11.2.
Section 3.2    Allocation of Purchase Price. The Parties agree that the Adjusted Purchase Price and any liabilities associated with the Assets of the Company (to the extent properly taken into account as consideration under the Code) shall be allocated among the Assets of the Company for U.S. federal and applicable state and local income Tax purposes in accordance with an allocation schedule, an initial draft of which shall be prepared by R2KLP and delivered to Purchasers for their review and comment within 30 days following the final determination of the Adjusted Purchase Price (as revised and finally determined under this Section 3.2, the “Purchase Price Allocation Schedule”). Purchasers shall have 15 days to review the draft Purchase Price Allocation Schedule delivered by R2KLP. If no comments are delivered by Purchasers to R2KLP within such review period, then the draft Purchase Price Allocation Schedule originally delivered by R2KLP shall become final. If Purchasers provide any comments within their 15-day review period, then the Parties shall use good faith efforts to resolve any such comments, provided that if they are unable to mutually agree on the final Purchase Price Allocation Schedule within thirty days of receipt of Purchasers’ comments, the Parties shall resolve any such disputes in accordance with the procedures set forth in Section 10.4(c). Subject to any differences required as a result of the agreed Tax treatment described in Section 13.7, the Parties shall use the final Purchase Price Allocation Schedule in reporting this transaction to the applicable taxing authorities, and no Party shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Purchase Price Allocation Schedule unless otherwise required by applicable Law; provided, however, that neither Sellers nor Purchasers shall be unreasonably impeded in their ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Purchase Price Allocation Schedule; provided further, that if the Adjusted Purchase Price (as determined for applicable Tax purposes) is adjusted subsequent to the initial finalization of the Purchase Price Allocation Schedule (e.g., as a result of indemnification payments), then R2KLP shall be entitled to prepare a revised draft Purchase Price Allocation Schedule, and such revised draft will be delivered to Purchasers and finalized in accordance with the procedures described in this Section 3.2, and upon finalization shall become the Purchase Price Allocation Schedule. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the agreed Purchase Price Allocation Schedule.

Section 3.3    Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied by Sellers, (y) without duplication (in this Agreement or otherwise), and (z) with respect to matters (A) in the case of Section 3.3(b)(iii), for which notice is given on or before the Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the Cut-off Date. Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4. Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, with the result of such adjustments to such Unadjusted Purchase Price herein the “Adjusted Purchase Price”:
(a)    The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to all Property Costs attributable to the ownership or operation of the Assets that are incurred at and after the Effective Time but paid by Sellers (or the Company prior to Closing) (as is consistent with Section 2.2(b) and Section 2.2(c)), but excluding any amounts previously reimbursed to Sellers pursuant to Section 2.2(e);
(ii)    an amount equal to, to the extent that such amounts have been received by Purchasers (or the Company after Closing) and not remitted, distributed, or paid to Sellers, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (including, to the extent that Sellers (or their Affiliate) are actually paid such amounts on behalf of such Third Parties in Sellers’ (or their Affiliate’s) role as operator of the Assets, proceeds from cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Sellers (or their Affiliate) for all periods prior to the date on which Sellers’ (or their Affiliate’s) resignation as operator becomes effective), (B) all other income, proceeds, receipts, and credits earned with respect to the Assets prior to the Effective Time, and (C) any other amounts to which Sellers are entitled pursuant to Section 2.2(c);
(iii)    the amount of all prepaid expenses (including prepaid bonuses, rentals, cash calls, and advances to Third Party operators for expenses not yet incurred; and scheduled payments) paid by Sellers (or by the Company prior to Closing) with respect to the ownership or operation of the Assets after the Effective Time;
(iv)    to the extent that the Company is under-produced or over-delivered as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 6.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances multiplied by a price of $1.00 per MMBtu;
(v)    the amount of all Asset Taxes and Income Taxes allocated to Purchasers pursuant to Section 13.2 but paid or otherwise economically borne by Sellers or the Company prior to Closing (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Sellers in connection with a transaction to which Section 3.3(b)(ii) applies, and therefore were taken into account in determining the “proceeds received” by Sellers for purposes of applying Section 3.3(b)(ii)); and
(vi)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.
(b)    The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all Property Costs attributable to the ownership or operation of the Assets that are incurred prior to the Effective Time but paid by Purchasers (or by the Company after Closing) (as is consistent with Section 2.2(b) and Section 2.2(c)), but excluding any amounts previously reimbursed to Purchasers (or the Company) pursuant to Section 2.2(e);
(ii)    an amount equal to, to the extent that such amounts have been received by Sellers and not remitted or paid to Purchasers, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (excluding, to the extent that Sellers (or their Affiliate) are actually paid such amounts on behalf of such Third Parties in Sellers’ (or their Affiliate’s) role as operator of the Assets, all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Sellers (or their Affiliate) for all periods prior to the date on which Sellers’ (or their Affiliate’s) resignation as operator of such Assets becomes effective), (B) all other income, proceeds, receipts, and credits earned with respect to the Assets at and after the Effective Time, and (C) any other amounts to which Purchasers are entitled pursuant to Section 2.2(b);
(iii)    any reductions to the Unadjusted Purchase Price to be made in accordance with Section 4.2 (which shall include, for purposes of certainty, an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(c)), reduced by any amounts for Title Benefits determined pursuant to Section 4.3;
(iv)    an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6 or Section 8.1;
(v)    to the extent the Company is over-produced or under-delivered as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 6.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances multiplied by a price of $1.00 per MMBtu;
(vi)    [Reserved.]

(vii)    the amount of all Asset Taxes allocated to Sellers pursuant to Section 13.2 but paid or otherwise economically borne by Purchasers or the Company after Closing (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Purchasers in connection with a transaction to which Section 3.3(a)(ii) applies, and therefore were taken into account in determining the “proceeds received” by Purchasers for purposes of applying Section 3.3(a)(ii)); and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.
(c)    Notwithstanding anything to the contrary herein, all adjustments to the Unadjusted Purchase Price made pursuant to this Section 3.3 shall be made to the Base Cash Purchase Price.
Section 3.4    Allocated Values. The “Allocated Values” for the Assets (which are provided for, and allocated among, each of the Leases and Wells) are set forth on Schedule 3.4. Each adjustment shall be allocated to the particular Assets to which such adjustment relates to the extent, and in the proportion which, such adjustment relates to such Assets and to the extent that it is, in the commercially reasonable discretion of Sellers, possible to do so. Any adjustment not allocated to a specific Asset or Assets pursuant to the immediately preceding sentence shall be allocated among the various Assets in proportion to the Unadjusted Purchase Price allocated to each Asset on Schedule 3.4. Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but make no representation or warranty as to the accuracy of such values.
Section 3.5    Escrow Agreement. Simultaneously with the execution of this Agreement, Sellers and Purchasers have executed, and have obtained execution by the Escrow Agent of, the Escrow Agreement.
Section 3.6    Withholding. The Parties acknowledge and agree that they do not anticipate any deduction or withholding from the consideration otherwise payable to any Person under this Agreement. Notwithstanding the foregoing, Purchasers shall (a) be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law (including the Code), and (b) pay any amounts so deducted and withheld to the proper Governmental Body in a timely manner. Any amount deducted or withheld pursuant to this Section 3.6 and paid over to the relevant Governmental Body shall be treated as having been paid to such Person in respect of which such deduction or withholding was made. In the event Purchasers determine that any consideration otherwise payable to any Person pursuant to this Agreement would be subject to withholding under applicable Law, Purchasers shall promptly notify Sellers of such determination, but in no event less than five days prior to the Closing Date. Purchasers shall reasonably cooperate with Sellers in seeking to reduce or eliminate any such deduction or withholding.

ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS
Section 4.1    Sellers’ Title.
(a)    EXCEPT FOR THE SPECIAL WARRANTY BY R2KLP SET FORTH IN SECTION 6.27 AND WITHOUT LIMITING PURCHASERS’ RIGHTS AND REMEDIES (1) UNDER SECTION 9.2 OR SECTION 11.1, (2) UNDER THE R&W INSURANCE POLICY, OR (3) FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASERS WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THE COMPANY’S TITLE TO, OR ANY OTHER PERSON’S TITLE TO, OR ANY DEFICIENCY IN TITLE TO, ANY OF THE ASSETS OR THE DESCRIPTION THEREOF (INCLUDING ANY LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTEREST, OR PERCENTAGE NET REVENUE INTEREST FOR ANY ASSET). PURCHASERS HEREBY ACKNOWLEDGE AND AGREE THAT, SUBJECT TO THE FOREGOING EXCEPTIONS AND THE PROVISIONS OF SECTION 4.5, PURCHASERS’ SOLE REMEDY FOR ANY DEFECT OF TITLE OR ANY OTHER TITLE MATTER, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS, (I) ON OR BEFORE THE TITLE CLAIM DATE, SHALL BE AS SET FORTH IN SECTION 4.2 AND (II) FROM AND AFTER THE TITLE CLAIM DATE (WITHOUT DUPLICATION), SHALL BE PURSUANT TO THE SPECIAL WARRANTY BY R2KLP SET FORTH IN SECTION 6.27. EXCEPT FOR THE SPECIAL WARRANTY BY R2KLP SET FORTH IN SECTION 6.27 AND WITHOUT LIMITING PURCHASERS’ RIGHTS AND REMEDIES (1) UNDER SECTION 9.2 OR SECTION 11.1, (2) UNDER THE R&W INSURANCE POLICY AND (3) FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4, PURCHASERS HEREBY WAIVE ANY RIGHT TO ASSERT ANY TITLE DEFECT OR OTHER TITLE MATTER, OR TO OTHERWISE RECEIVE ANY ADJUSTMENT TO THE UNADJUSTED PURCHASE PRICE IN RESPECT OF, ANY TITLE DEFECT OR OTHER TITLE MATTER.
(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PURCHASERS ACKNOWLEDGE AND AGREE THAT PURCHASERS SHALL NOT BE ENTITLED TO PROTECTION UNDER (NOR HAVE THE RIGHT TO MAKE A CLAIM AGAINST) THE SPECIAL WARRANTY BY R2KLP SET FORTH IN SECTION 6.27 FOR ANY TITLE DEFECT ASSERTED (OR ANY MATTER RAISED IN A PRELIMINARY TITLE DEFECT NOTICE) UNDER THIS ARTICLE 4 PRIOR TO THE TITLE DEFECT CLAIM DATE.
Section 4.2    Title Defects.
(a)    To assert a claim of a Title Defect, Purchasers must deliver a claim notice to Sellers (a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m., Central Time, on February 28, 2022 (such cut-off date, the “Title Claim Date”). To give Sellers an opportunity to commence reviewing and curing alleged Title Defects asserted by Purchasers, Purchasers shall use reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Purchasers or Purchasers’ Representatives during such calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to give such notice shall not preclude Purchasers from asserting a Title Defect on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and include (i) a description of the alleged Title Defect that is reasonably sufficient for Sellers to determine the basis of the alleged Title Defect, (ii) the Asset adversely affected by the Title Defect (a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchasers rely for their assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of the alleged Title Defect (if, and to the extent, such documents are in Purchasers’ or their Representatives’ possession), and (v) for a Title Defect (other than an Environmental Defect) the amount by which Purchasers reasonably believe the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchasers’ belief is based, including any analysis by any title attorney or examiner hired by Purchasers and, for Title Defects that are Environmental Defects, Purchasers’ computation of the Title Defect Amount (in accordance with Section 4.2(d)(v)) along with a description in reasonable detail of the Remediation proposed for the alleged Environmental Defect and identification of all material assumptions used by Purchasers in calculating such Title Defect Amount, including the standards Purchasers assert must be met to comply with applicable Environmental Laws. Notwithstanding anything herein to the contrary (except for the special warranty by R2KLP set forth in Section 6.27), Purchasers forever waive, and Sellers shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence by the Title Claim Date.
(b)
(i)    Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove (A) at any time prior to the Closing, any Title Defects that are Environmental Defects and (B) on or before the date that is 90 days after the Closing Date (the “Cure Period”), any Title Defects (other than Environmental Defects), in each case of (A) and (B) above for which Sellers have received a Title Defect Notice from Purchasers prior to the Title Claim Date. From and after Closing, with respect to Title Defects (other than Environmental Defects), Purchasers shall take all actions reasonably requested by Sellers to assist them with the cure or removal of any such Title Defects; provided, however, that such actions shall not require Purchasers to incur any costs or spend any money with respect to such assistance.
(ii)    At the Closing and except with respect to Title Defects for Title Defect Properties excluded from the Closing or assigned or distributed to Sellers pursuant to Section 4.2(c), the Unadjusted Purchase Price shall be reduced by an amount equal to the Title Defect Amount for any Title Defect that is not cured prior to the Closing; provided, however, that with respect to (A) any Title Defect (other than an Environmental Defect) for which Sellers have provided notice to Purchasers at least two days prior to the Scheduled Closing Date that Sellers intend to attempt to cure such Title Defect during the Cure Period (a “Remedy Notice”) or (B) any Title Defect for which Sellers dispute the existence of such Title Defect, the proper and adequate cure therefore, or the Title Defect

Amount attributable to a Title Defect (a “Disputed Defect” and such notice, a “Dispute Notice”), then (1) the Unadjusted Purchase Price shall not be reduced at the Closing by the Title Defect Amount for such Title Defect, (2) Purchasers’ good faith estimate of the Title Defect Amount for such Title Defect (the “Deemed Defect Amount”) shall not be paid to Sellers at the Closing and shall be deposited with the Escrow Agent in accordance with Section 4.2(b)(iii) and (3) the Unadjusted Purchase Price shall be deemed to be reduced for purposes of Section 9.1(e) and Section 9.2(e) based on the Deemed Defect Amount for each Title Defect.
(iii)    At Closing, Purchasers shall deposit with the Escrow Agent an amount in cash equal to the aggregate Deemed Defect Amounts for any Title Defects with respect to which a Remedy Notice or Dispute Notice is provided to Purchasers by Sellers in accordance with Section 4.2(b)(ii) (such amount, the “Defect Escrow Amount”), and such Defect Escrow Amount or portions thereof shall be distributed in accordance with this Section 4.2(b)(iii). If (A) before the end of the Cure Period, Sellers and Purchasers agree that such Title Defect has been cured, or (B) Sellers and Purchasers cannot agree, and it is determined by the Title Arbitrator that such Title Defect is fully cured, then within five Business Days after the expiration of the Cure Period (in the case of clause (A)) or the determination of the Title Arbitrator (in the case of clause (B)), the Parties shall jointly direct the Escrow Agent to release the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) to Sellers; provided, however, that, if such Title Defect has only been partially cured, the Unadjusted Purchase Price shall be adjusted downward based on the Title Defect Amount for such Title Defect as partially cured, the Parties shall jointly direct the Escrow Agent to release to Purchasers the portion of the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) that is equal to such adjustment (or the entirety of such amount if the Title Defect Amount equals or exceeds the amount so escrowed), the Parties shall jointly direct the Escrow Agent to release to Sellers the remaining amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii), if any, and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed under Section 10.4(c). If (1) upon the end of the Cure Period, Sellers and Purchasers agree that such Title Defect has not been cured, or (2) Sellers and Purchasers cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured, then, within five Business Days after the expiration of the Cure Period (in the case of clause (1)) or the determination of the Title Arbitrator (in the case of clause (2)), the Parties shall jointly direct the Escrow Agent to release the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) to Purchasers, the Unadjusted Purchase Price shall be adjusted downward by the Title Defect Amount for such Title Defect and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 10.4(c). Within five Business Days after the Title Arbitrator has made a determination with respect to any Title Defect or Title Defect Amount, the Parties shall jointly direct the Escrow Agent to disburse the amount as determined by the Title Arbitrator to the Party determined by the Title Arbitrator to be entitled thereto, but only to the extent direction has not been otherwise provided to the Escrow Agent above in this Section 4.2(b)(iii) with respect to such Title Defect or Title Defect Amount, the Unadjusted Purchase Price shall be adjusted downward in accordance with such determination, if applicable, and such adjustment shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 10.4(c). Any interest earned on the Defect Escrow Amount shall be released to the Party receiving such Defect Escrow Amount.

(iv)    If any Title Defect with respect to which Sellers provided a Remedy Notice to Purchasers is not cured or resolved within the Cure Period, Sellers shall remedy such Title Defect pursuant to Section 4.2(c) no later than one Business Day after the expiration of the Cure Period (the “Remedy Deadline”); provided, however, that any downward adjustments to the Unadjusted Purchase Price made pursuant to Section 4.2(c) shall occur at the times set forth in Section 4.2(b)(iii) and shall be reflected in the calculations under Section 10.4; and provided further, that if there are any Disputed Defects that have not been cured, waived, or otherwise resolved by the Parties prior to the Remedy Deadline, such Disputed Defect(s) (and any remedies relating thereto) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to their rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Sellers right to dispute the existence, nature, or value of, or cost to cure, the alleged Title Defect.
(c)    In the event that any Title Defect is not waived by Purchasers or, subject to Section 4.2(b), not cured or resolved within the Cure Period, (i) with respect to any such Title Defect that is not an Environmental Defect, Sellers shall, subject to the Title Defect Threshold and the Title Defect Deductible, make a downward adjustment to the Unadjusted Purchase Price equal to the Title Defect Amount as being the value of such Title Defect, or (ii) with respect to any such Title Defect that is an Environmental Defect, Sellers shall, at their sole election and subject to the Environmental Defect Threshold and the Environmental Defect Deductible, elect to at Closing (A) make a downward adjustment to the Unadjusted Purchase Price equal to the Title Defect Amount as being the value of such Title Defect, or (B) if and only if the Title Defect Amount alleged by Purchasers equals or exceeds 100% of the Allocated Value of the Title Defect Property, cause the Company to assign or distribute to a Seller (or Sellers’ designee) the entirety of the Title Defect Property that is adversely affected by such Environmental Defect (along with any related Assets), in which event, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property, and such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement and shall be included within the definition of Excluded Assets for all purposes of this Agreement.
(d)    The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms, and conditions; provided the Title Defect Amount for a Title Defect that is an Environmental Defect shall be determined without regard to the Allocated Value of the Title Defect Property:
(i)    if Purchasers and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance, or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Company’s interest in the affected Title Defect Property;

(iii)    if the Title Defect reflects a discrepancy (with a proportionate decrease in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2 (as applicable) for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2 (as applicable);
(iv)    if the Title Defect reflects a discrepancy (based solely on gross acreage in the lands covered by the affected Lease or the undivided percentage interest in oil, gas, and other minerals covered by the affected Lease) between (A) the Net Mineral Acres for the affected Lease and (B) the Net Mineral Acres stated in Exhibit A-1 for the affected Lease, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Mineral Acre decrease for such Title Defect Property and the denominator of which is the Net Mineral Acres of such Title Defect Property stated in Exhibit A-1;
(v)    if the Title Defect is an Environmental Defect, the Title Defect Amount shall be equal to the estimated costs and expenses of the most cost-effective Remediation of the Environmental Defect (as of the Closing Date) allowed under applicable Environmental Laws without interference with or restrictions on the continued operation of the affected Asset for exploration for, development of and production of Hydrocarbons;
(vi)    if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii), (iii), (iv), or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchasers and Sellers, and such other factors as are necessary to make a proper evaluation;
(vii)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchasers otherwise receive credit in the calculation of the Adjusted Purchase Price; and
(viii)    notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property, other than Title Defects that are Environmental Defects or are of the type described in Section 4.2(d)(ii).

(e)    It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement (as is provided in the definition of the term “Title Defects” set forth in Appendix A) and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 4.2 and the other applicable provisions of this Article 4 (including the Environmental Defect Threshold and Environmental Defect Deductible set forth in Section 4.5). As such, without limiting the disclaimers and acknowledgements set forth in Article 8:
(i)    SUBJECT TO, AND WITHOUT LIMITATION OF, R2KLP’S REPRESENTATION SET FORTH IN SECTION 6.16 AND CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b), PURCHASERS’ RIGHTS UNDER THE R&W INSURANCE POLICY RELATED TO SUCH REPRESENTATION AND PURCHASERS’ RIGHTS UNDER SECTION 10.3 OR SECTION 11.1, EACH PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING, FROM AND AFTER CLOSING, THE COMPANY) HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED, AND WHETHER ARISING AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLERS, THEIR AFFILIATES, OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS (INCLUDING ANY CLAIMS ARISING UNDER CERCLA OR OTHER ENVIRONMENTAL LAWS) OR OTHER ENVIRONMENTAL MATTERS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4.
(ii)    PURCHASERS ACKNOWLEDGE THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING, AND TRANSPORTATION OF OIL AND GAS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, SCALE, NORM, HAZARDOUS SUBSTANCES, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON, OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM, OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS, OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM, AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

(iii)    SUBJECT TO, AND WITHOUT LIMITATION OF, R2KLP’S REPRESENTATION SET FORTH IN SECTION 6.16 AND CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b) AND WITHOUT LIMITING PURCHASERS’ RIGHTS UNDER THE R&W INSURANCE POLICY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED HEREUNDER, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND EACH PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING, FROM AND AFTER CLOSING, THE COMPANY) WAIVES ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS SUBSTANCES IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED.
Section 4.3    Title Benefits.
(a)    Sellers have the right, but not the obligation, to deliver to Purchasers on or before the Title Claim Date with respect to each Title Benefit discovered by Sellers a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Lease or Well affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Sellers rely for the assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchasers (as well as any title attorney or examiner hired by Purchasers) to verify the existence of the alleged Title Benefit, and (v) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Sellers’ belief is based on or before the Title Claim Date with respect to each Title Benefit discovered by Sellers. Sellers forever waive Title Benefits not asserted by a Title Benefit Notice meeting all the requirements set forth in the preceding sentence by the Title Claim Date. Purchasers shall, promptly upon discovery, furnish Sellers with written notice of any Title Benefit discovered by Purchasers or their Representatives while conducting Purchasers’ due diligence with respect to the Properties prior to the Title Claim Date.
(b)    With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the Title Defect Amounts for Title Defects (other than Environmental Defects) shall be decreased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c). For the avoidance of doubt, the application of any Title Benefit Amounts shall be applicable only as an offset to Title Defect Amounts attributable to Title Defects that are not Environmental Defects.
(c)    The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms, and conditions:

(i)    if Purchasers and Sellers agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)    if the Title Benefit reflects a difference (with a proportional increase in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2 (as applicable) for such Title Benefit Property, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2 (as applicable);
(iii)    if the Title Benefit reflects a difference between (A) the Net Mineral Acres for the affected Lease and (B) the Net Mineral Acres stated in Exhibit A-1 for such Lease, the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Mineral Acres increase for such Title Benefit Property and the denominator of which is the Net Mineral Acres of such Title Benefit Property stated in Exhibit A-1; and
(iv)    if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsections (ii) or (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchasers and Sellers, and such other factors as are necessary to make a proper evaluation.
(d)    If the Parties cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts prior to Closing, the provisions of Section 4.4 shall apply.
Section 4.4    Title Disputes.
(a)    The Parties shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts, respectively, prior to Closing. If the Parties are unable to agree on Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts, respectively, by the scheduled Closing, then all Deemed Defect Amounts shall be paid into escrow in accordance with Section 4.2(b)(iii). If, on or before the Remedy Deadline, the Parties are unable to agree on an alleged Title Defect/Title Benefit (including, in the case of Title Defects, the adequate cure therefor) or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4. By not later than the fifth Business Day following the Remedy Deadline, Sellers shall provide to Purchasers in the case of Title Defects/Title Defect Amounts, and Purchasers shall provide to Sellers in the case of Title Benefit/Title Benefit Amounts, a written notice that such Party is disputing the Disputed Title Matters, together with all supporting documentation for such dispute (with such Party providing the notice being referred to herein as the “Disputing Party”). By not later than 10 Business Days after the other Party’s receipt of the Disputing Party’s written notice, such other Party shall provide to the Disputing Party a written response setting forth the other Party’s position with respect to the Disputed Title Matters together with all supporting documentation.

(b)    By not later than 10 Business Days after the Disputing Party’s receipt of the other Party’s written response to the Disputing Party’s written description of the Disputed Title Matters, either Party may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 4.4, by written notice (the “Title Arbitration Notice”) to such other Party of any Disputed Title Matters not otherwise mutually resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”). Purchasers, with respect to Title Benefits, and Sellers, with respect to Title Defects, shall be deemed to have conclusively waived any dispute or disagreement with respect to unresolved Title Defects or Title Benefits which such Party fails to submit for resolution as provided in this Section 4.4(b) and the Title Defect Amount or Title Benefit Amount, as applicable, set forth in the Title Defect Notice or Title Benefit Notice, respectively, shall be deemed accepted by the Parties.
(c)    The arbitration shall be held before a one-member arbitration panel (the “Title Arbitrator”), determined as follows: the Title Arbitrator shall be an attorney with at least 10 years’ experience (i) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the geographic area where the Assets subject to such dispute are located, and (ii) in the case of Environmental Defects, as an environmental attorney practicing in the geographic area where the Assets subject to such dispute are located; provided, however, that the Title Arbitrator shall not have performed professional services for any Party or any of its Affiliates during the previous five years. Within two Business Days following a Party’s receipt of the Title Arbitration Notice, Sellers and Purchasers shall each exchange lists of three acceptable, qualified arbitrators. Within two Business Days following the exchange of lists of acceptable arbitrators, the Parties shall select by mutual agreement the Title Arbitrator from their original lists of three acceptable arbitrators. If no such agreement is reached within seven Business Days following the delivery of Title Arbitration Notice, each Party shall appoint one arbitrator from their original list and the two appointed arbitrators shall, within two Business Days following their appointment, select an arbitrator from the original lists provided by the Parties to serve as the Title Arbitrator.
(d)    Within three Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) the Title Defect Notice or Title Benefit Notice, as applicable, (iii) the Disputing Party’s written notice of the Final Disputed Title Matters, together with the supporting documents that were provided to the other Party, (iv) the other Party’s written response to the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the Disputing Party, and (v) the Title Arbitration Notice. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Purchasers nor Sellers shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.
(e)    The Title Arbitrator shall make its determination by written decision within 30 days following receipt of the Title Arbitration Notice by Purchasers or Sellers, as applicable

(the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the provisions of this Article 4. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Title Matters. Any such consultant shall not have worked as an employee or consultant for any Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.
(f)    The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter and shall not be empowered to award damages, interest, or penalties to any Party with respect to any matter.
(g)    Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. The fees, costs, and expenses of the Title Arbitrator pursuant to this Section 4.4 shall be borne by Sellers, on the one hand, and the Purchasers, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such Party. For example, if Purchasers claim the Title Defect Amount is $1,000 greater than the amount determined by Sellers, and Sellers contest only $500 of the amount claimed by Purchasers, and if the Title Arbitrator ultimately resolved the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of the Title Arbitrator will be allocated 60% (i.e., 300 ÷ 500) to Purchasers and 40% (i.e., 200 ÷ 500) to Sellers.
(h)    The Parties shall implement the Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, Sellers shall remedy, at their sole election, such Title Defects pursuant to Section 4.2(c) within 10 Business Days following Sellers’ receipt of the Arbitration Decision (with any amounts owed, as a result of such election, to be made and accounted for at the times set forth in Section 4.2(b)(iii) and such remedy and amounts shall be reflected in the calculation, and any further reconciliation, if necessary, shall be completed, under Section 10.4(c)), and (ii) in the case of disputed Title Benefits and Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed by any Party shall be accounted for at the times set forth in Section 4.2(b)(iii) and such amounts shall be reflected in the calculation, and any further reconciliation, if necessary, shall be completed, under Section 10.4(c). Any alleged Title Defect or Title Benefit determined not to be a Title Defect or Title Benefit (as applicable) under the Arbitration Decision shall be final and binding as not being a Title Defect or Title Benefit, as applicable.
Section 4.5    Limitations on Applicability.
(a)    The right of Purchasers or Sellers to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date, except that until the alleged Title Defect, Title Benefit, Title Defect Amount, or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchasers’ or Sellers’ rights under this Article 4 with respect to any alleged Title Defect, Title Benefit, Title Defect Amount, or Title Benefit Amount properly reported in accordance with Section 4.4 on or before the Title Claim Date. Without limiting the foregoing, if a Title Defect under this

Article 4 results from any matter that could also result in the breach of (i) any representation or warranty of Sellers as set forth in Article 5 or (ii) any representation or warranty of R2KLP as set forth in Article 6, and Purchaser asserted such matter as a Title Defect (or raised such matter in any preliminary notice of any Title Defects) in accordance with this Article 4 prior to the Title Claim Date, Purchasers shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.
(b)    Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of (i) Title Defects that are not Environmental Defects under this Article 4 (A) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed $30,000 with respect to any Title Defect that is not an Environmental Defect (“Title Defect Threshold”), and (B) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Title Defect Threshold) in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured in accordance with this Article 4) exceeds 1.85% of the Unadjusted Purchase Price (the “Title Defect Deductible”), after which point, subject to the Title Defect Threshold and Section 4.3(b), Purchasers shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Title Defect Amounts in excess of such Title Defect Deductible and only to the extent that Title Defect Amounts exceed the Title Defect Deductible, or (ii) Title Defects that are Environmental Defects under this Article 4 (A) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed $27,000 with respect to any Title Defect that is an Environmental Defect (“Environmental Defect Threshold” ), provided that if the same Environmental Defect affects the same Title Defect Property under the R2KPA MIPA, then such Title Defect Amounts may be aggregated only for purposes of determining if they exceed the Environmental Defect Threshold, and (B) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Environmental Defect Threshold) in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured in accordance with this Article 4) exceeds 1.75% of the aggregate Unadjusted Purchase Prices under this Agreement and the R2KPA MIPA (the “Environmental Defect Deductible”), after which point, subject to the Environmental Defect Threshold and Section 4.3(b), Purchasers shall be entitled to adjustments to the Unadjusted Purchase Price only with respect to Title Defect Amounts in excess of the Environmental Defect Deductible and only to the extent that Title Defect Amounts exceed the Environmental Defect Deductible, provided that any Title Defect Amount adjustments to the Unadjusted Purchase Price resulting from the same Environmental Defect affecting the same Title Defect Property under this Agreement and the R2KPA MIPA shall be allocated 20% to this Agreement and 80% to the R2KPA MIPA.
(c)    Notwithstanding anything herein to the contrary, neither the Title Defect Threshold nor the Title Defect Deductible shall apply to (or otherwise limit) Title Defects that are not Environmental Defects to the extent such Title Defects (i) would constitute a breach of the representation in Section 6.27 if a Third Party were to make a claim with respect to the circumstances constituting such Title Defect, and the Unadjusted Purchase Price shall be adjusted by the full Title Defect Amount for any such Title Defect (ii) result from, arise out of or relate to the conveyances delivered pursuant to that certain Amended and Restated Contribution Agreement dated effective January 1, 2022, between R2KLP and the Company.

(d)    Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 14.13, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, subject to Section 1.2, each and every date and time by which such performance or exercise is due shall be the firm and final date and time.
Section 4.6    Consents to Assignment and Preferential Rights to Purchase.
(a)    No later than two Business Days after the Execution Date, Sellers shall (or shall cause the Company to) prepare and send (i) notices to the holders of any required consents to the transactions contemplated hereunder (including the Specified Consent Requirements that are set forth on Schedule 6.13) requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase, options, puts or calls, rights of first refusal or similar rights (in each case excluding hedges) triggered by the transactions contemplated hereunder that are set forth on Schedule 6.13 (“Preferential Rights”) in compliance with the terms of such rights and requesting waivers of such rights. Sellers shall use Commercially Reasonable Efforts to cause such consents and waivers of Preferential Rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Sellers and the Company shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchasers shall, and after the Closing shall cause the Company to, cooperate with Sellers in seeking to obtain such consents and waivers of Preferential Rights and, to the extent required to obtain the consent of any counterparty to a Specified Midstream Contract set forth on Schedule 6.13, on or prior to Closing, Purchasers shall (and if applicable, shall cause their Affiliates (including, after the Closing, the Company) to) provide any bonds, letters of credit, guarantees, credit support and any other assurances as to financial capability, resources, and creditworthiness required in order for such counterparty to provide its consent to the transactions contemplated by this Agreement. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 10. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.3. If, prior to the Closing Date, any Party discovers any required consents or Preferential Rights for which notices have not been delivered pursuant to the first sentence of this Section 4.6(a), then (x) the Party making such discovery shall provide the other Party with written notification of such consents or Preferential Rights, as applicable, (y) Sellers, following delivery or receipt of such written notification, will promptly send (or cause the Company to send) notices to the holders of the required consents requesting such consents and notices to the holders of Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights, and (z) the terms and conditions of this Section 4.6 shall apply to the Assets subject to such consents or Preferential Rights, as applicable.
(b)    In no event shall there be included in the transactions contemplated hereunder any Company Interests or Asset for which a Specified Consent Requirement has not been satisfied, and, notwithstanding anything to the contrary in this Agreement, Sellers shall have the right to (or to cause the Company to) convey such Company Interests or Assets to any member of the Seller Group prior to or simultaneously with the Closing in accordance with this

Section 4.6. In cases in which the Asset subject to a Specified Consent Requirement is a Contract and Purchasers obtain ownership of the Property or Properties to which the Contract relates (either directly or through the acquisition of the Company Interests), but the Contract is withheld from the transactions contemplated hereunder due to the unwaived Specified Consent Requirement, (i) Sellers shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to a Purchaser (or their designee) upon receipt of the Specified Consent Requirement, (ii) the Contract shall be held by Sellers for the benefit of Purchasers until the Specified Consent Requirement is satisfied or the Contract has terminated, and (iii) Purchasers shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Sellers against any Damages incurred or suffered by Sellers as a consequence of remaining a party to such Contract until the Specified Consent Requirement is satisfied or the Contract has terminated. In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, the affected Property and the Assets related to that Property shall be withheld from the transactions contemplated hereby, shall be Excluded Assets hereunder, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets. If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.3 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 10.4(c), a separate closing shall be held within five Business Days thereof at which (A) Sellers shall convey the affected Property and related Assets to a Purchaser (or Purchasers’ designee) in accordance with this Agreement and (B) Purchasers shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to Sellers, and following which such Property shall no longer be an Excluded Asset but shall be an Asset hereunder. If such consent requirement is not satisfied by the date of delivery of the final settlement statement under Section 10.4(c), Sellers shall have no further obligation to sell and convey such Property and related Assets and Purchasers shall have no further obligation to purchase, accept, and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.
(c)    If any Preferential Right is exercised prior to Closing, Sellers shall have the right to cause the Company to convey the affected Assets to the exercising party prior to or simultaneously with the Closing on the terms and conditions set out in the applicable Preferential Right provision and the Unadjusted Purchase Price shall be decreased by the Allocated Value for the affected Assets, and such affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement and shall thereafter constitute Excluded Assets for all purposes. Sellers shall retain the consideration paid by the Third Party and shall have no further obligation with respect to such affected Assets under this Agreement. Should (i) a Third Party fail to exercise or waive its Preferential Right to purchase as to any portion of the Assets prior to Closing, and (A) the time for exercise or waiver has not yet expired by Closing or (B) the validity of the exercise is being contested by Sellers or Purchasers, or (ii) a Third Party exercise its Preferential Right to purchase as to any portion of the Assets prior to the Closing, but such Assets are not conveyed prior to or simultaneously with the Closing, then, in each case, there shall be no adjustment to the Unadjusted Purchase Price on account thereof and, if Closing occurs, Purchasers shall cause the Company to comply with the terms and provisions set out in the applicable Preferential Right provision and shall be entitled to the consideration paid by such Third Party.

Section 4.7    Casualty or Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed, or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 9.2(e), Sellers shall promptly notify Purchasers in writing thereof and Purchasers shall nevertheless be required to close. Furthermore, at or prior to Closing, Sellers shall elect in writing to either (a) restore the Assets affected by such Casualty Loss to substantially their condition as of the Execution Date as promptly as practicable following the Closing or (b) adjust the Unadjusted Purchase Price downward by the amount of the reasonable estimated losses to the Assets as a result of such Casualty Losses. In either event, Sellers shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses. Further, in the event clause (a) above is applicable, Purchasers agree to reasonably cooperate (and to cause the Company to reasonably cooperate), in each case at no cost to Purchasers or the Company, as applicable, with Sellers, including by giving Sellers reasonable access to the affected Assets to the extent necessary or convenient to facilitate Sellers’ efforts to restore such affected Assets.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 5.1    Generally.
(a)    Any representation or warranty in this Article 5 qualified to the “knowledge of such Seller” or “to such Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1. As used herein, the term “Actual Knowledge” means information personally known by such individual, without a duty of inquiry or investigation.
(b)    Subject to the foregoing provisions of this Section 5.1 and the matters specifically set forth on the Schedules attached to this Agreement, each Seller represents and warrants to Purchasers the matters set forth in Section 5.2 through Section 5.10 on the Execution Date and the Closing Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).
Section 5.2    Existence and Qualification. Such Seller is duly formed, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
Section 5.3    Power. Such Seller has the requisite organizational power to enter into and perform this Agreement and each Transaction Document to which such Seller is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.
Section 5.4    Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by such Seller at Closing and all other Transaction Documents to which such Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited partnership, or limited liability company action, as applicable, on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at Closing and all other Transaction Documents will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such other documents to be executed and delivered by such Seller at Closing will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 5.5    No Conflicts. Except as set forth on Schedule 5.5, and subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of such Seller, (b) result in a material default (with or without due notice or lapse of time or both) or, except for Permitted Encumbrances, the creation of any lien or Encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller is a party, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to such Seller as a party in interest, or (d) violate any Laws in any material respect applicable to such Seller.
Section 5.6    Capitalization.
(a)    Such Seller is the direct owner, holder of record and beneficial owner of its respective portion of the Company Interests as set forth on Schedule 6.5, free and clear of all Encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of the Company (the “Company Organizational Documents”), or (ii) applicable securities Laws.
(b)    At the Closing, the delivery by such Seller to Purchasers of the Assignment Agreement will vest Purchasers with good and valid title to such Seller’s respective portion of the Company Interests free and clear of all Encumbrances, other than restrictions generally arising under the Company Organizational Documents and applicable securities Laws.
Section 5.7    Liability for Brokers’ Fees. Purchasers shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of such Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.8    Litigation. Except as set forth on Schedule 5.8, there are no actions, suits, proceedings, or causes of action pending before any Governmental Body or arbitrator, or to such Seller’s knowledge, threatened in writing, with respect to such Seller seeking to obtain material Damages in connection with, or to prevent the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or which is reasonably likely to materially impair or delay such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document.

Section 5.9    Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar proceedings pending against, being contemplated by, or, to such Seller’s knowledge, threatened against such Seller.
Section 5.10    Investment Intent. Such Seller (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of an acquisition and ownership of the CHK Common Stock comprising the Stock Purchase Price, (c) has such knowledge and experience in business and financial matters so that such Seller is capable of evaluating (and has evaluated) the merits and risks of an investment in the CHK Common Stock being acquired hereunder, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (e) is acquiring the shares of CHK Common Stock comprising the Stock Purchase Price for its own account and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof in violation of the Securities Act and applicable state securities Laws, and (f) acknowledges and understands that (i) the shares of CHK Common Stock comprising the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (ii) each of the shares of CHK Common Stock comprising the Stock Purchase Price will, upon its acquisition by such Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable foreign and state securities Laws, except under an exemption from such registration under the Securities Act and such Laws.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE ASSETS
Section 6.1    Generally.
(a)    Any representation or warranty qualified to the “knowledge of R2KLP” or “to R2KLP’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 6.1. As used herein, the term “Actual Knowledge” means information personally known by such individual, without a duty of inquiry or investigation.
(b)    Subject to the foregoing provisions of this Section 6.1 and the exceptions and matters specifically set forth on the Schedules attached to this Agreement, R2KLP represents and warrants to Purchasers the matters set forth in Section 6.2 through Section 6.35 on the Execution Date and the Closing Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).
Section 6.2    Existence and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Texas, and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

Section 6.3    Power. The Company has all requisite organizational power to own and lease its properties, including the Assets, and to carry on its business as is now being conducted except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company.
Section 6.4    No Conflicts. Except as set forth on Schedule 6.4 and subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by R2KLP, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Company Organizational Documents, (b) result in a material default (with or without due notice or lapse of time or both) or, except for Permitted Encumbrances, the creation of any lien or Encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which the Company is a party or that affects the Company Interests or the Assets, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to the Company as a party in interest, or (d) violate any Laws in any material respect applicable to the Company or the Assets.
Section 6.5    Capitalization.
(a)    Schedule 6.5 sets forth a true and complete list that accurately reflects all of the issued and outstanding Interests of the Company, and the record and beneficial owners thereof.
(b)    Except for the Company Interests set forth on Schedule 6.5, the Company has not issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of the Company; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote.
(c)    Without limiting the generality of the foregoing, none of the Company Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Interests, other than as set forth on Schedule 6.5.
(d)    The Company Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option, or other similar rights of any Person.
(e)    True, correct, and complete copies of the Company Organizational Documents have been made available to Purchasers and reflect all material amendments and modifications made thereto at any time prior to the Execution Date.
Section 6.6    Subsidiaries. The Company does not own, either directly or indirectly, any Interests in any Person.

Section 6.7    Litigation. Except as set forth on Schedule 6.7, there are no actions, suits, proceedings, or causes of action pending before any Governmental Body or arbitrator, or to R2KLP’s knowledge, threatened in writing, with respect to the Assets or the Company or otherwise directly related to the Assets or the Company’s ownership of the Assets.
Section 6.8    Taxes and Assessments.
(a)    All material Taxes that have become due and payable by or with respect to the Company have been timely paid.
(b)    All Tax Returns that are required to be filed by the Company have been timely filed with the appropriate Governmental Body, and all such Tax Returns are true, correct and complete in all material respects.
(c)    (i) No Tax action, suit, Governmental Body proceeding, or audit is now in progress or pending with respect to the Company, and (ii) neither R2KLP nor the Company has received written notice of any pending claim against the Company from any applicable Governmental Body for assessment of Taxes.
(d)    All material Taxes that the Company has been required to collect or withhold in connection with the business of the Company have been duly collected or withheld and have been timely and duly paid to the proper Governmental Body.
(e)    No statute of limitations in respect of Taxes of the Company has been waived, to the extent such waiver remains outstanding.
(f)    There are no Encumbrances for Taxes upon any Asset of the Company, other than liens for Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate actions.
(g)    The Company has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(h)    The Company is, and has at all times since its formation been, classified as a partnership for U.S. federal income tax purposes.
(i)    No claim has been made in writing by a Governmental Body in a jurisdiction where Tax Returns of the Company or the Assets are not filed, that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(j)    [Reserved.]
(k)    To the extent applicable, the Company has not (i) failed to comply in any material respect with any applicable requirements under Section 2302 of the CARES Act (or any similar provision of state or local law); (ii) failed to comply in any material respect with any applicable legal requirements under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act (or any similar provision of state or local law); (iii) deferred any payroll tax obligations (including those imposed by Sections

3101(a) and 3201 of the Code) pursuant to IRS Notice 2020-65 or IRS Notice 2021-11; or (iv) deferred the payment of any material Taxes under any state or local law enacted in response to the COVID-19 pandemic (to the extent such deferred Taxes have not been paid as of the Effective Time).
(l)    The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes). The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.
(m)    None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (excluding, for the avoidance of doubt, the Company, which is classified as a partnership for U.S. federal income tax purposes).
This Section 6.8 and Section 6.22 shall be the exclusive representations and warranties of R2KLP with respect to Tax matters, and no other representations and warranties are made in this Agreement by Sellers with respect to such matters.
Section 6.9    Capital Commitments. Except as set forth on Schedule 6.9, as of the Execution Date, there were no outstanding AFEs or other capital commitments to Third Parties that were binding on the Assets or the Company and could reasonably be expected to require expenditures by the Company after the Execution Date in excess of $50,000, net to the interests of the Company.
Section 6.10    Compliance with Laws. The Company is in compliance with all applicable Laws in all material respects. To R2KLP’s knowledge, the Assets operated by Third Parties (other than Assets operated by the Purchaser Group) are being operated in compliance with, all applicable Laws in all material respects. This Section 6.10 does not include any matters with respect to Environmental Laws, which are exclusively addressed in Article 4 and Section 6.16, or Tax matters, which are exclusively addressed in Section 6.8 and Section 6.22.
Section 6.11    Material Contracts.
(a)    Schedule 6.11 sets forth all Contracts as of the Execution Date of the type described below, in each case, (x) to which the Company is a party (or is a successor or assign of a party) and (y) which will be binding on the Company or the Assets after the Closing (collectively, the “Material Contracts”):
(i)    any Contract that can reasonably be expected to result in aggregate payments by the Company of more than $50,000, net to the Company’s interest, during the current or any subsequent calendar year (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for (A) any Contract that terminates or can be terminated by the Company on not greater than 60 days’ notice, and (B) customary joint operating agreements entered into in the ordinary course of business;

(ii)    any Contract that can reasonably be expected to result in aggregate revenues to the Company of more than $50,000, net to the Company’s interest, during the current or any subsequent calendar year (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for (A) any Contract that terminates or can be terminated by the Company on not greater than 60 days’ notice, and (B) customary joint operating agreements entered into in the ordinary course of business;
(iii)    any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, or similar Contract, except for any Contract that terminates or can be terminated by the Company on not greater than 60 days’ notice;
(iv)    any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar Contract;
(v)    any Contract that constitutes a lease under which the Company is the lessor or the lessee of real or personal property which lease involves an annual base rental of more than $50,000, except for any Contract that terminates or can be terminated by the Company on not greater than 60 days’ notice;
(vi)    any farmout or farmin agreement, participation agreement, partnership agreement, joint venture agreement, exploration agreement, development agreement, joint operating agreement (other than customary joint operating agreements entered into in the ordinary course of business), unit agreement (other than customary unit agreements entered into in the ordinary course of business), or similar Contract;
(vii)    any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions or other similar restrictions on doing business;
(viii)    any Contract of the Company to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time;
(ix)    any Contract between the Company and any Seller or Affiliate of such Seller that will not be terminated prior to Closing;
(x)    any Contract that contains calls upon or options to purchase production, or is a dedication of production or otherwise requires production to be transported processed or sold in a particular fashion or requires the payment of deficiency payments if specified production volume levels are not achieved;
(xi)    any Contract that would obligate Purchasers to drill additional wells or conduct other material development operations after the Closing;

(xii)    any Contract that provides for the maintenance of credit support by Sellers or the Company not otherwise set forth on Schedule 1.1 or Schedule 6.20;
(xiii)    any Contract that is a seismic or other geophysical acquisition agreement;
(xiv)    any Contract relating to the pending acquisition (direct or indirect) by the Company of any material properties or any operating business or the capital stock of any other Person; and
(xv)    any Contract that would give rise to the payment of a fee, penalty or similar obligation upon the closing of the transactions contemplated hereby.
(b)    As of the Execution Date, the Material Contracts are in full force and effect as to the Company and, to R2KLP’s knowledge, each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 6.11, there exists no default in any material respect under any Material Contract by the Company or, to R2KLP’s knowledge, by any other Person that is a party to such Material Contract and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by the Company or, to R2KLP’s knowledge, any other Person who is a party to such Material Contract. Prior to the execution of this Agreement, R2KLP has made available to Purchasers complete copies of each Material Contract and all material amendments thereto.
Section 6.12    Payments for Production and Imbalances. Except as set forth on Schedule 6.12, (a) the Company is not obligated by virtue of any take-or-pay payment, advance payment, or other similar payment (other than (i) royalties, overriding royalties, and similar arrangements reflected in the Net Revenue Interest figures set forth on Exhibit A-1 or Exhibit A-2 (as applicable); (ii) rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered thereby; (iii) gas balancing arrangements; and (iv) non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and (b) there are not any Imbalances attributable to the Properties.
Section 6.13    Consents and Preferential Purchase Rights. Except as set forth on Schedule 6.13, and subject to compliance with the HSR Act, none of the Assets, or any portion thereof, is subject to any Preferential Right or Specified Consent Requirement that may be applicable to the transactions contemplated by this Agreement, except consents that are customarily obtained after Closing (including Customary Post-Closing Consents).
Section 6.14    Non-Consent Operations. Except as set forth on Schedule 6.14 or otherwise reflected on Exhibit A-1 or Exhibit A-2, as applicable, as of the Execution Date, no operations are being conducted or have been conducted on the Properties with respect to which the Company has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of the Company’s rights have not yet reverted to it.
Section 6.15    Plugging and Abandonment. Except as set forth on Schedule 6.15, to the knowledge of R2KLP: (a) the Company has not received any written notices or demands from Governmental Bodies or other Third Parties to plug or abandon any Wells,

(b) there are no Wells that the operator thereof is currently obligated by applicable Law to plug and abandon that have not been plugged and abandoned in accordance in all material respects with applicable Law, (c) the Wells that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned to the extent required by, and in accordance in all material respects with, applicable Law.
Section 6.16    Environmental Matters. Except as set forth on Schedule 6.16, as of the Execution Date, (a) to the knowledge of R2KLP, with regard to Properties operated by Third Parties, the Properties and the operation thereof are and during the three year time period prior to the Execution Date have been in compliance with applicable Environmental Laws, including any environmental Permits, in all material respects, (b) neither the Company, and to R2KLP’s knowledge, nor any Third Party operator, has received any written notice of material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Body, (c) with respect to the three year time period prior to the Execution Date, R2KLP has provided Purchasers with copies of all material reports and correspondence addressing the environmental condition of the Assets that are in R2KLP’s or its Affiliates’ possession or control, and (d) with respect to the Properties, the Company has not entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Body that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the future use of any of the Properties and that require any change in the present condition of any of the Properties. Notwithstanding any provision in this Agreement to the contrary, this Section 6.16 shall be the exclusive representations and warranties of R2KLP with respect to Environmental Laws, Environmental Liabilities, and other environmental matters, and no other representations or warranties are made in this Agreement by Sellers with respect to such matters.
Section 6.17    Suspense Funds; Royalties; Expenses. Except as set forth on Schedule 6.17, as of the Execution Date, the Company does not hold any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets (collectively, “Suspense Funds”) other than amounts less than the statutory minimum amount that the Company is permitted to accumulate prior to payment. To R2KLP’s knowledge, except for Suspense Funds held by Third Party operators, all royalties, overriding royalties, and other burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets in accordance with applicable Leases and Laws, in each case, due by the Company have been properly and timely paid. Subject to the foregoing, to R2KLP’s knowledge, no material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets) are owed and delinquent in payment by the Company that relate to the ownership of the Assets.
Section 6.18    [Reserved.]
Section 6.19    Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar proceedings pending against, being contemplated by, or, to R2KLP’s knowledge, threatened against the Company.
Section 6.20    Credit Support. Schedule 6.20 contains a true and complete list of all surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted, or otherwise provided by the Company with respect to the Assets.

Section 6.21    Bank Accounts. Schedule 6.21 sets forth a true, complete, and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company (including the names of the financial institutions maintaining each such account, and the purpose for which such account is established), (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all outstanding powers of attorney or similar authorizations granted by or with respect to the Company.
Section 6.22    Employee Benefit Matters. The Company does not maintain or operate any Benefit Plans. The Company has not maintained, established, sponsored, participated in, or contributed to, or had any obligation or liability to, any (a) plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) “funded welfare plan” within the meaning of Section 419 of the Code, (c) “multiple employer welfare benefit arrangement” as described in Section 3(40)(A) of ERISA, or (d) “multiemployer plan,” as defined in Section 3(37) of ERISA. The Company has not incurred, nor does it expect to incur, any liability under Title IV of ERISA or Section 412 of the Code.
Section 6.23    Employment and Labor Matters.
(a)    There are no employees of the Company or contingent workers or contractors who primarily provide services either to the Company or in connection with the Assets.
(b)    The Company is not a party to any labor or collective bargaining contract and, to the knowledge of R2KLP, there have been no activities by any labor union to organize any employees of the Company since January 1, 2020. There are no civil, criminal or administrative claims, actions, cases, grievances, investigations, audits, suits, arbitrations, mediations, causes of action or other proceedings by or before any Governmental Body or any arbitrator or, to R2KLP’s knowledge, threatened in writing, concerning labor, employment or pay matters with respect to the Company, any of its employees or any contingent workers or contractors. The Company has not made any commitments or representations to any Person regarding (i) potential employment by Purchasers or any Affiliate of Purchasers, or (ii) any terms and conditions of such potential employment by Purchasers or any Affiliate thereof.
(c)    Since January 1, 2020, to R2KLP’s knowledge, there has not been any proceeding relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company, in each case involving the Company or its employees, nor has there been, to the knowledge of R2KLP, any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the knowledge of R2KLP has any such proceeding been threatened.
Section 6.24    Insurance. Schedule 6.24 sets forth a true and complete list of all material insurance policies in force with respect to the Company or under which the Assets are insured, copies of which have been made available to Purchasers.

As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers and the Company has not received written notice of cancellation of any such insurance policies.
Section 6.25    [Reserved.]
Section 6.26    Books and Records. All books and records of the Company are being maintained and, to the knowledge of R2KLP, have been maintained by the Company in accordance with all applicable Law in all material respects and in the ordinary course of business consistent with past practice. The minute books of the Company contain true, complete and accurate records of all meetings and accurately reflect all other actions taken by the (a) members or other equity holders and (b) board of managers, officers, or similar governing body and all committees of the Company.
Section 6.27    Special Warranty. Subject to the Permitted Encumbrances, as of the Title Claim Date and the Closing Date, the Company holds Defensible Title to the Leases and Wells from and against the claims of any and all Persons claiming or to claim the same or any part thereof, in each case, by, through and/or under the Company or its Affiliates, but not otherwise.
Section 6.28    Oil and Gas Properties. No Seller, nor any Affiliate of a Seller (other than the Company), owns any interest in the Properties.
Section 6.29    Permits. Any material Permit required for the ownership of the Assets is in full force and effect and has been duly and validly issued. There are no outstanding violations in any material respect of any of the material Permits required of the ownership of the Assets.
Section 6.30    Sufficiency of Assets. To R2KLP’s knowledge, as of the Execution Date, (a) the Properties are, in all material respects, in an operable state of repair adequate to maintain normal operations consistent with past practices, ordinary wear and tear excepted and (b) the Properties constitute and include, in all material respects, all of the assets necessary for the conduct of the Company’s business, as currently conducted, with respect to the ownership of the Properties.
Section 6.31    Wells To R2KLP’s knowledge, no Well (other than Wells operated by the Purchaser Group), is subject to material penalties on allowable production because of any overproduction.
Section 6.32    Leases. Except as reflected on Schedule 6.7, (a) there is no material default under any of the Leases, (b) the Company has not received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved in writing, and (c) no party to any Lease or any successor to the interest of such party has filed or threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease.
Section 6.33    Condemnation; Casualty Loss. As of the Execution Date, there is no actual or, to R2KLP’s knowledge, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Properties by reason of condemnation or the threat of condemnation.

As of the Execution Date, there has been no Casualty Loss since the Effective Time with respect to any Property with damages estimated to exceed $1,000,000 net to the interest of the Company.
Section 6.34    Specified Matters. There are no Damages incurred by, suffered by or owing by the Company caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership of any of the Properties:
(a)    except with respect to any Casualty Losses, any Third Party injury or death, or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership of any Properties prior to the Closing Date;
(b)    any material civil fines or penalties or criminal sanctions imposed on the Company, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law);
(c)    any transportation or disposal of Hazardous Substances (other than Hydrocarbons) from any Property to a site that is not a Property prior to Closing that would be in material violation of applicable Environmental Law or that would arise out of a material liability under applicable Environmental Law; or
(d)    any of the Excluded Assets.
Section 6.35    Absence of Certain Developments. Except as expressly contemplated by this Agreement, since December 31, 2020 and until the Execution Date, there has not occurred any event, change, occurrence, or circumstance that, individually or in the aggregate with any other events, changes, occurrences, or circumstances, has had a Material Adverse Effect.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Section 7.1    Generally. Each Purchaser (on behalf of itself only) represents and warrants to Sellers the matters set forth in Section 7.2 through Section 7.14 on the Execution Date and the Closing Date (except for representations and warranties that refer to a specified date, which will be deemed made as of such date). CHK Parent represents and warrants to Sellers on the matters set forth in Section 7.15 through Section 7.19 on the Execution Date and the Closing Date (except for representations and warranties that refer to a specified date, which will be deemed made as of such date).
Section 7.2    Existence and Qualification. Such Purchaser is validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the Assets are located and has, or as of the Closing will have, complied with all necessary requirements of Governmental Bodies required for such Purchaser’s ownership and operation of the Company Interests and the Assets, as applicable.
Section 7.3    Power. Such Purchaser has the requisite power to enter into and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 7.4    Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by such Purchaser at Closing and all other Transaction Documents to which such Purchaser is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate, or partnership action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser (and all documents required hereunder to be executed and delivered by such Purchaser at Closing and all other Transaction Documents will be duly executed and delivered by such Purchaser) and this Agreement constitutes, and at the Closing such documents to be executed and delivered by such Purchaser at Closing will constitute, the valid and binding obligations of such Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 7.5    No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Purchaser, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership, or other Organizational Documents of such Purchaser, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which such Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to such Purchaser as a party in interest, or (d) violate any Laws applicable to such Purchaser or any of its assets.
Section 7.6    Liability for Brokers’ Fees. Sellers shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of such Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 7.7    Litigation. There are no actions, suits, or proceedings pending, or to such Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against such Purchaser that are reasonably likely to materially impair such Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by such Purchaser at Closing. As used in this Section 7.7, “such Purchaser’s knowledge” is limited to information personally known by one or more of the individuals listed in Schedule 7.7 without a duty of inquiry or investigation.
Section 7.8    Financing. Such Purchaser will have as of Closing sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable it to pay the Closing Cash Payment to Sellers, the Defect Escrow Amount, if any, and the Post-Closing Escrow Amount, if any, at the Closing.

Section 7.9    Contracts. The execution, delivery, and performance of this Agreement by such Purchaser, and the transactions contemplated by this Agreement, will not result in a material default (with due notice or lapse of time or both) under any of the terms, conditions, or provisions of any contract to which such Purchaser is a party.
Section 7.10    Securities Law Compliance. Such Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, (the “Securities Act”) and is acquiring the Company Interests for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. Such Purchaser has such knowledge and experience in business and financial matters so that such Purchaser is capable of evaluating the merits and risks of an investment in the Company Interests being acquired hereunder. Such Purchaser agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable foreign and state securities Laws, except under an exemption from such registration under the Securities Act and such Laws.
Section 7.11    Opportunity to Verify Information. As of the Closing Date, subject to Sellers’ compliance with the terms of this Agreement, such Purchaser and its Representatives have (a) been permitted full and complete access to all materials relating to the Company Interests and the Assets, (b) been afforded the opportunity to ask all questions of Sellers (or one or more Persons acting on Sellers’ behalf) concerning the Company Interests and the Assets, (c) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as such Purchaser deems necessary to evaluate the Company Interests and the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to such Purchaser (whether by Sellers or otherwise). SUCH PURCHASER ACKNOWLEDGES AND AGREES THAT SELLERS HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO SUCH PURCHASER (WHETHER OR NOT BY SELLERS) (INCLUDING ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED PURSUANT TO SECTION 8.1). SUCH PURCHASER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO SUCH PURCHASER (WHETHER OR NOT BY SELLERS) (INCLUDING ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED PURSUANT TO SECTION 8.1), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.
Section 7.12    Independent Evaluation.
(a)    SUCH PURCHASER IS KNOWLEDGEABLE OF THE OIL AND GAS BUSINESS AND OF THE USUAL AND CUSTOMARY PRACTICES OF OIL AND GAS PRODUCERS, INCLUDING THOSE IN THE AREAS WHERE THE ASSETS ARE LOCATED.

(b)    SUCH PURCHASER IS A PARTY CAPABLE OF MAKING SUCH INVESTIGATION, INSPECTION, REVIEW, AND EVALUATION OF THE COMPANY INTERESTS AND THE ASSETS AS A PRUDENT PURCHASER WOULD DEEM APPROPRIATE UNDER THE CIRCUMSTANCES, INCLUDING WITH RESPECT TO ALL MATTERS RELATING TO THE COMPANY INTERESTS AND THE ASSETS AND THEIR VALUE, OPERATION, AND SUITABILITY.
(c)    IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, SUCH PURCHASER HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE COMPANY INTERESTS AND THE ASSETS AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND SUCH PURCHASER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, ORAL OR WRITTEN, OR ANY OTHER STATEMENT, ORAL OR WRITTEN, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE 5, THE REPRESENTATIONS AND WARRANTIES OF R2KLP CONTAINED IN ARTICLE 6 AND CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b), AND THEN ONLY TO THE EXTENT REPRESENTED AND WARRANTED (OR CONFIRMED) THEREIN.
(d)    WITHOUT LIMITING THE FOREGOING, SUCH PURCHASER EXPRESSLY ACKNOWLEDGES THE PROVISIONS SET FORTH IN SECTION 8.18, SECTION 14.17, AND SECTION 14.18.
(e)    SUCH PURCHASER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE PURCHASER GROUP, OR THEIR RESPECTIVE EQUITY HOLDERS, FINANCING SOURCES, INVESTORS OR CONTROLLING PERSONS ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS (OR ANY USE BY THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS OF) ANY DUE DILIGENCE INFORMATION (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY INFORMATION MADE AVAILABLE TO SUCH PURCHASER PURSUANT TO SECTION 8.1 OR OTHERWISE BY OR ON BEHALF OF SELLERS OR THEIR REPRESENTATIVES).
(f)    SUCH PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT NO FEDERAL, STATE OR FOREIGN AGENCY HAS PASSED UPON THE MERITS OF AN INVESTMENT IN (OR WITH RESPECT TO) THE COMPANY INTERESTS OR THE ASSETS, OR MADE ANY FINDING OR DETERMINATION CONCERNING (i) THE FAIRNESS OR ADVISABILITY OF SUCH AN INVESTMENT OR (ii) THE ACCURACY OR ADEQUACY OF THE DISCLOSURES AND INFORMATION MADE TO SUCH PURCHASER UNDER THIS AGREEMENT.

Section 7.13    Consents, Approvals or Waivers. Subject to compliance with the HSR Act, such Purchaser’s execution, delivery, and performance of this Agreement (and any document required to be executed and delivered by such Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.
Section 7.14    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or threatened against such Purchaser or any of its Affiliates.
Section 7.15    Capitalization.
(a)    As of the close of business on January 24, 2022 (the “Measurement Date”), the authorized capital of CHK Parent consisted solely of (i) 118,207,814 shares of CHK Common Stock, of which 118,207,814 shares of CHK Common Stock were issued and 118,207,814 shares of CHK Common Stock were outstanding.
(b)    All of the issued and outstanding shares of CHK Common Stock have been duly authorized and validly issued in accordance with the Organizational Documents of CHK Parent are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The CHK Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of CHK Parent and will, in the hands of Sellers and their Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities Laws.
(c)    There are no preemptive rights and, except as disclosed in the SEC Documents or issuable pursuant to CHK Parent’s long term incentive plans, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate CHK Parent to issue or sell any equity interests of CHK Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in CHK Parent, and, except as disclosed in the SEC Documents and those issuable pursuant to CHK Parent’s long term incentive plans, no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    CHK Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of CHK Parent on any matter.
(e)     As of the close of business on the Measurement Date, CHK Parent is the indirect owner, holder of record and beneficial owner of all of the Interests of CHK Purchaser, free and clear of all encumbrances other than those arising pursuant to or described in (i) the Organizational Documents of the corresponding Purchaser, (ii) applicable securities Laws or (iii) this Agreement.

(f)    CHK Parent is not now, and immediately after the issuance and sale of the CHK Common Stock comprising the Stock Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
Section 7.16    SEC Documents; Financial Statements; No Liabilities.
(a)    CHK Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2020 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of CHK Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statements have been prepared in a manner consistent with the books and records of CHK Parent and its Subsidiaries. Since January 1, 2020, CHK Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable law. The books and records of CHK Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)    There are no liabilities of or with respect to the Purchasers that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of CHK Parent other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of CHK Parent and its Subsidiaries as of December 31, 2020 (including the notes thereto) included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.
Section 7.17    Internal Controls; Nasdaq Listing Matters.
(a)    CHK Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by CHK Parent in the reports it files or submits to the SEC under the Exchange Act is made known to CHK Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of CHK Parent have evaluated the effectiveness of CHK Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable filed SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(b)    CHK Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of CHK Parent’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. CHK Parent has disclosed, based on its most recent evaluation of CHK Parent’s internal control over financial reporting prior to the date hereof, to CHK Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of CHK Parent’s internal control over financial reporting which would reasonably be expected to adversely affect CHK Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CHK Parent’s internal control over financial reporting.
(c)    Since December 31, 2020, (i) neither CHK Parent nor any of its subsidiaries nor, to the knowledge of CHK Parent, any director, officer, employee, auditor, accountant or representative of CHK Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CHK Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CHK Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing CHK Parent or any of its subsidiaries, whether or not employed by CHK Parent or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CHK Parent or any of its subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of CHK Parent or any committee thereof or to any director or officer of CHK Parent or any of its subsidiaries.

(d)    As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the filed SEC Documents. Except as set forth in Schedule 7.17(c), to the knowledge of CHK Parent, none of the filed SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
(e)    Neither CHK Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among CHK Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, CHK Parent or any of its subsidiaries in CHK Parent’s or such subsidiary’s published financial statements or other filed SEC Documents.
(f)    CHK Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to CHK Parent.
(g)    The CHK Common Stock is registered under Section 12(b) of the Exchange Act and listed on the Nasdaq, and CHK Parent has not received any notice of deregistration or delisting from the SEC or Nasdaq, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Body, or of the Nasdaq, preventing or suspending trading in any securities of CHK Parent has been issued, and no proceedings for such purpose are, to CHK Parent’s knowledge, pending, contemplated or threatened. CHK Parent has taken no action that is designed to terminate the registration of the CHK Common Stock under the Exchange Act.
Section 7.18    Form S-3. As of the Execution Date, CHK Parent is eligible to register the resale of the CHK Common Stock comprising the Stock Purchase Price by the Sellers under Form S-3 promulgated under the Securities Act.
Section 7.19    No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of CHK Parent under applicable Law, the rules and regulations of the Nasdaq (or other national securities exchange on which the CHK Common Stock is then listed) or the Organizational Documents of CHK Parent.
ARTICLE 8
COVENANTS OF THE PARTIES
Section 8.1    Access.
(a)    Between the Execution Date and the Closing Date (or the earlier termination of this Agreement), R2KLP will, and will cause its Affiliates (including the Company) to (i) give Purchasers and their Representatives reasonable access, during normal business hours, to the Assets (subject to obtaining any required consents of Third Parties, including any Third Party operators of the Assets), and access to and the right to copy, at Purchasers’ sole cost, risk, and expense, the Records (or originals thereof) in Sellers’ or the Company’s possession and (ii) use Commercially Reasonable Efforts to secure for Purchasers and their Representatives access to the Properties (to the extent requested by Purchasers) from applicable Third Party operators for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that R2KLP or the Company may do so without violating any obligations to any Third Party. R2KLP shall also make available to Purchasers and their Representatives, upon reasonable prior written notice during normal business hours, R2KLP’s personnel knowledgeable with respect to the Assets in order that Purchasers may make such diligence investigation as Purchasers reasonably consider necessary or appropriate. To the extent permitted by the Third Party operator (if applicable), Purchasers will be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws. However, Purchasers (and their Representatives) shall not operate any equipment or conduct any invasive testing, sampling, or other similar activity of soil, groundwater, or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons, or NORM) on or with respect to the Assets prior to Closing as part of its Phase I Environmental Site Assessment. If a Phase I Environmental Site Assessment identifies in good faith any “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-13, then Purchasers may request R2KLP’s consent (which consent may be withheld in R2KLP’s sole discretion) to conduct additional environmental property assessments on the affected Assets, including the collection and analysis of environmental samples (collectively, the “Phase II Environmental Site Assessment”). The Phase II Environmental Site Assessment procedures and plan concerning any additional investigation shall be submitted to R2KLP in a written workplan, and shall be reasonably based on the recognized environmental concerns identified by the Phase I Environmental Site Assessment. If R2KLP denies such a request by Purchasers to undertake such a Phase II Environmental Site Assessment on any Assets, Purchasers shall have the right to exclude such Assets from the transactions contemplated by this Agreement, in which event R2KLP shall cause the Company to convey such Assets to a Seller (or Sellers’ designee) and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Assets (or, solely with respect to any Asset that does not have an Allocated Value, by an amount equal to the Allocated Value of related or associated Assets to the extent applicable or relating to, used in connection with, servicing or burdening the subject Asset) pursuant to Section 3.3(b). Purchasers shall abide by the safety rules, regulations, and operating policies provided to Purchasers in writing(including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchasers’ access to any of the Assets) of any applicable Third Party operator while conducting its due diligence evaluation of the Assets. Any conclusions made from any examination done by Purchasers shall result from Purchasers’ own independent review and judgment.
(b)    The access granted to Purchasers by R2KLP under this Section 8.1 shall be limited to R2KLP’s normal business hours, and Purchasers’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchasers shall coordinate its access rights with R2KLP (and with applicable Third Party operators) to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers and the Company. Sellers shall have the right to accompany Purchasers (and any Representatives of Purchasers) in connection with any physical inspection of the Assets.

(c)    Purchasers acknowledge that, pursuant to its right of access to the Assets, Purchasers will become privy to confidential and other information of Sellers and their Affiliates and that such confidential information (which includes Purchasers’ conclusions with respect to its evaluations) shall be held confidential by Purchasers in accordance with the terms of the Confidentiality Agreement and Section 8.3(b) and any applicable privacy Laws regarding personal information.
(d)    In connection with the rights of access, examination, and inspection granted to Purchasers under this Section 8.1, (i) EACH PURCHASER (ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING, FROM AND AFTER CLOSING, THE COMPANY) WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASERS HEREBY AGREE TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH MEMBER OF THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES, INCLUDING THOSE ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS OR OPERATING POLICIES, IN EACH CASE PROVIDED IN WRITING TO PURCHASERS PRIOR TO PURCHASERS’ ACCESS TO THE PROPERTIES,, ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASERS WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER GROUP OR THIRD PARTY OPERATORS, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM (A) THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF ANY MEMBER OF THE SELLER GROUP OR THIRD PARTY OPERATOR, OR (B) FROM MATTERS DISCOVERED OR UNCOVERED BY PURCHASERS AND THEIR REPRESENTATIVES IN THE COURSE OF SUCH DUE DILIGENCE INVESTIGATION TO THE EXTENT SUCH DISCOVERIES ARE OF PRE-EXISTING CONDITIONS (INCLUDING ANY ENVIRONMENTAL DEFECTS) NOT CAUSED OR EXACERBATED (WHICH TERM SHALL SPECIFICALLY EXCLUDE THE DISCOVERY OF SUCH CONDITIONS) BY PURCHASERS OR THEIR REPRESENTATIVES.
Section 8.2    [Reserved].
Section 8.3    Public Announcements; Confidentiality.
(a)    No Party (or any of its Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding Preferential Rights, rights of consent, or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (iii) made to Representatives, or (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 8.3(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.
(b)    The Parties shall keep all information and data (i) relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby, or (ii) that is or was (at any point) subject to restrictions on disclosure pursuant to the terms and conditions of the Confidentiality Agreement (including, for the avoidance of doubt, any information made available to Purchasers pursuant to Section 8.1 or otherwise by or on behalf of Sellers or their Representatives prior to Closing) strictly confidential, except (A) for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (B) as required to perform this Agreement, (C) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (D) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (E) for disclosures to Governmental Bodies as required by Law, or (F) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 8.3(b); provided that, prior to making any disclosures permitted under subsection (A) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.
(c)    To the extent that the foregoing provisions of this Section 8.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 8.3 shall prevail and control to the extent of such conflict. If Closing should occur, the Confidentiality Agreement shall terminate as of the Closing, except as to (i) such portion of the Assets that are not conveyed to Purchasers (either directly or indirectly through the acquisition of the Company Interests) pursuant to the provisions of this Agreement, and (ii) any assets or properties of Sellers that are not “Assets” under this Agreement (including the Excluded Assets).
Section 8.4    Operation of Business. Except (i) for the operations set forth in Schedule 6.9, (ii) for the matters set forth on Schedule 8.4, (iii) for the matters described in Section 8.14 or set forth on Schedule 8.14, (iv) for operations, activities, or payments required pursuant to any applicable Law (including any Public Health Measures), (v) as required in the event of an emergency to protect life, property, or the environment, (vi) as expressly required by the terms of this Agreement, or (vii) as otherwise approved in writing by Purchasers (which approval shall not be unreasonably withheld, conditioned, or delayed), from the Execution Date until the Closing Date (or the earlier termination of this Agreement), R2KLP shall, and shall cause the Company to:
(a)    conduct its business related to the Assets (i) in the ordinary course consistent with R2KLP’s and the Company’s recent practices, subject to interruptions resulting from force majeure, mechanical breakdown, or scheduled maintenance, (ii) as would a reasonable and prudent owner, and (iii) in accordance with all applicable Laws;

(b)    not propose, elect to participate in or non-consent to any operation reasonably anticipated by the Company to require future capital expenditures by the owner of the Assets in excess of $50,000, net to the interest of the Company;
(c)    except for expenditures required by a Material Contract, not make any capital expenditure or other expenditure which, individually, is in excess of $50,000;
(d)    pay promptly when due all royalties, overriding royalties and similar burdens on production, Taxes, Property Costs and other payments that become due and payable in connection with the Assets; provided that, for the avoidance of doubt, that to the extent such Taxes are allocated to Purchasers pursuant to Section 13.2, such payment shall be on behalf of Purchasers, and promptly following the Closing Date, Purchasers shall pay to Sellers any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3;
(e)    not voluntarily terminate, materially amend, execute, or extend any Material Contracts or enter into any contract that, if entered into on or prior to the Execution Date, would have constituted a Material Contract hereunder;
(f)    maintain its existing insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;
(g)    maintain all material Permits, approvals, bonds, and guaranties affecting the Assets, and make all filings that Sellers or the Company are required to make under applicable Law with respect to the Assets;
(h)    not transfer, farmout, sell, hypothecate, encumber, mortgage, pledge or dispose of any Properties or Equipment except for sales and dispositions of Equipment or Hydrocarbons made in the ordinary course of business consistent with past practices;
(i)    provide Purchasers with prompt written notice of any claim or investigation by any Third Party (including Governmental Bodies) made against the Company after the Company receives written notice thereof that materially affects, or could reasonably be likely to materially affect, the Company Interests or the Assets;
(j)    provide Purchasers with prompt written notice of (i) any material Casualty Loss and (ii) any emergency with respect to the Assets and any related emergency operations;
(k)    not waive, release, assign, settle, or compromise any claim of Damages attributable to the Assets or the Company, except for any settlement that (i) requires payment of less than $50,000 by the Company, and (ii) would not impose any material obligations or restrictions on the Assets or the business or operations of the Company, in each case, after the Closing;
(l)    maintain the books, accounts and Records of the Company and Records relating to the Assets in the ordinary course of business consistent with past practice and in compliance with all applicable Laws and contractual obligations;

(m)    not amend or otherwise change the Company Organizational Documents;
(n)    not issue, sell, pledge, transfer, dispose of, or otherwise subject to any Encumbrance any Company Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in the Company;
(o)    not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Interests in the Company;
(p)    not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Interests the Company, or make any other change with respect to the Company’s capital structure;
(q)    not acquire any corporation, partnership, limited liability company, other business organization, or division thereof, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition, or similar contract or arrangement;
(r)    not acquire any material amount of assets as to which the aggregate amount of the consideration paid or transferred by the Company in connection with all such acquisitions would not exceed $50,000;
(s)    [Reserved.]
(t)    not (i) hire any employees or any contingent workers or contractors or (ii) enter into, extend the term of, or otherwise amend any employment or consulting arrangement with any Person who performs or shall perform services in connection with the Assets;
(u)    not enter into, amend or terminate any collective bargaining agreement, labor union contract, works council agreement or other contract with any union or similar organization;
(v)    not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, or other reorganization or otherwise effect any transaction that would alter the Company’s corporate structure;
(w)    not make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
(x)    not make any settlement of or compromise any material Tax liability, make, adopt or change any material Tax election or Tax method of accounting; surrender any right to claim a material refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; and
(y)    not enter into an agreement with respect to or otherwise commit to do any of the foregoing.

Requests for approval of any action restricted by this Section 8.4 shall be delivered to either of the following individuals by electronic correspondence (at the email addresses set forth below), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchasers (such approval not to be unreasonably withheld, conditioned or delayed):

Derek Dixon	Benjamin E. Russ
Email: derek.dixon@chk.com	Email: ben.russ@chk.com
Purchasers’ approval of any action restricted by this Section 8.4 shall be considered granted within 10 days after R2KLP’s notice to Purchasers requesting such consent unless Purchasers notify R2KLP to the contrary during that period. In the event of an emergency, R2KLP (or the Company) may take such action as a prudent owner or operator would take and shall notify Purchasers of such action promptly thereafter. In cases in which neither Sellers nor their Affiliate is the operator of the affected Assets, to the extent that the actions described in this Section 8.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 8.4 shall be construed to require only that R2KLP use, or cause the Company to use, Commercially Reasonable Efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.
Section 8.5    Change of Name. Within 90 days after the end of the term of the Transition Services Agreement, Purchasers shall (a) eliminate the name “Radler,” “Tug Hill” and any variants thereof, from the Assets and shall have no right to use any logos, trademarks, or trade names belonging to Sellers or any of their Affiliates and (b) shall take all necessary company action (including filing all necessary documentation with applicable jurisdictions) to cause the name of the Company to be changed to a name that does not include “Radler,” “Tug Hill” or any variants thereof.
Section 8.6    Replacement of Bonds, Letters of Credit, and Guaranties.
(a)    The Parties understand that none of the bonds, letters of credit, and guaranties, if any, posted by Sellers or their Affiliates (other than the Company) with Governmental Bodies or Third Parties relating to the Company or the Assets will be transferred to Purchasers. On or prior to Closing, Purchasers shall obtain, or cause to be obtained in the name of Purchasers, replacements for such bonds, letters of credit and guaranties with Third Parties to the extent set forth on Schedule 6.20 and with Governmental Bodies, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit, and guaranties posted by Sellers or their Affiliates (other than the Company) or to consummate the transactions contemplated by this Agreement. From and after Closing, to the extent Purchasers have not obtained, or caused to be obtained in the name of Purchasers, replacements for any such bonds, letters of credit, and guaranties with Third Parties to the extent set forth on Schedule 6.20 or with Governmental Bodies, Purchasers shall indemnify the Seller Group against all Damages and liabilities incurred by the Seller Group under any such bond, letters or credit, or guaranties, as applicable, for which Purchasers have not obtained replacements, or caused replacements to be obtained in the name of Purchasers, to the extent such Damages and liabilities arise after Closing and relate to Purchasers’ ownership of the Company Interests or the Assets after Closing.

(b)    To the extent required by a counterparty under any Specified Midstream Contract, on or prior to Closing, Purchasers shall, and if applicable, shall cause their Affiliates to, provide such bonds, letters of credit, guarantees, credit support and any other assurances as to financial capability, resources and creditworthiness in order for such counterparty to release Sellers and their Affiliates (other than the Company) (if applicable) from all obligations under such Specified Midstream Contract.
Section 8.7    Notification of Breaches. Between the Execution Date and the Closing Date:
(a)    Without limitation of Purchasers’ rights to indemnity under this Agreement or the R&W Insurance Policy, Purchasers shall notify Sellers promptly after Purchasers obtain actual knowledge that any representation or warranty of any Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    Without limitation of Sellers’ rights to indemnity under this Agreement, Sellers shall notify Purchasers promptly after Sellers obtain actual knowledge that any representation or warranty of any Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchasers prior to or on the Closing Date has not been so performed or observed in any material respect.
(c)    If any of Purchasers’ or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchasers’ or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Scheduled Closing Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.
Section 8.8    Amendment to Schedules. As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Sellers to include reference to any matter that results in an adjustment to the Adjusted Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets. Until two (2) Business Days prior to the Scheduled Closing Date, (a) Sellers shall have the right to supplement their Schedules relating to the representations and warranties set forth in Article 5, and (b) R2KLP shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 6, in each case, with respect to any matters occurring subsequent to the Execution Date. However, all such supplements shall be disregarded for purposes of determining whether the condition to Purchasers’ obligation to close the transaction pursuant to Section 9.2(a) has been satisfied. If Sellers have supplemented their Schedules pursuant to this Section 8.8, and, based upon the matters relating to such supplements, Purchasers’ obligation to close the transaction pursuant to Section 9.2(a) has not been satisfied and Sellers provide Purchasers notice that such obligation to close has not been satisfied but Purchasers nevertheless elect to close the transactions contemplated hereunder, then, from and after the Closing Date, the matters that caused such obligation to close the transaction not to be satisfied shall be waived for all purposes, and Purchasers shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement.

Section 8.9    Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document. From and after Closing, if the Parties identify an asset owned at Closing by R2KLP that is not an Excluded Asset, then, at Purchasers’ request, the Parties shall execute and deliver such further assignments or conveyances to transfer such asset from R2KLP to the Company.
Section 8.10    [Reserved.]
Section 8.11    R&W Insurance Policy. The R&W Insurance Policy, to the extent obtained by Purchasers, shall (a) include terms to the effect that the R&W Insurer waives its rights to bring any claim against any member of the Seller Group by way of subrogation, claims for contribution or otherwise, other than with respect to a claim for Fraud, and (b) name the Seller Group as express third-party beneficiaries of such waiver. Purchasers agree to not make any amendment, variation or waiver of the R&W Insurance Policy (or do anything that has a similar effect) that would be adverse to Sellers without Sellers’ prior written consent or do anything that causes any right under the R&W Insurance Policy not to have full force and effect that would be adverse to Sellers without Sellers’ prior written consent. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, Purchasers acknowledge and agree that (i) obtaining of the R&W Insurance Policy is not a condition to the Closing and (ii) in the event that Purchasers do not obtain the R&W Insurance Policy (irrespective of the reason therefor), Purchasers shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Section 9.2 of this Agreement, to consummate the transactions contemplated by this Agreement.
Section 8.12    Directors and Officers.
(a)    Purchasers agree that all rights to indemnification, exculpation or advancement now existing in favor of any present or former directors, officers, employees, partners, members and agents of the Company, as provided in the Company Organizational Documents, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company will perform and discharge the obligations to provide such indemnity, exculpation and advancement after the Closing; provided, however, that all rights to indemnification, exculpation and advancement in respect of any action, suit or proceeding arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such action, suit or proceeding. From and after the Closing, Purchasers shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of their Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of any present or former directors, officers, employees, partners, members and agents of the Company.

(b)    Each Purchaser hereby covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any action, suit or proceeding in any court or before any administrative agency or before any other tribunal against any present or former directors, officers, employees, partners, members or agents of the Company, in their capacity as such, with respect to the execution of their duties up to the termination of their appointment, including in connection with, arising out of, resulting from or in any way related to the transactions contemplated hereby with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), excluding however, in each case, instances of Fraud.
(c)    In the event any Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Purchasers shall make proper provision so that the successors and assigns of such Purchaser or the Company, as the case may be, shall assume the obligations set forth in this Section 8.12.
(d)    The provisions of this Section 8.12 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 8.12 is intended to benefit the directors, officers, employees, partners, members and agents of the Company and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 8.12 or indemnified hereunder, each of whom may enforce the provisions of this Section 8.12 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 8.12.
Section 8.13    Cash Distributions. Pursuant to Section 2.4, the Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, Sellers shall have the right, prior to Closing, to cause the Company to transfer to Sellers or any Affiliate of Sellers any cash and cash equivalents of the Company on hand or on deposit in any bank or brokerage account of the Company.
Section 8.14    Excluded Assets. Prior to the Closing Date, Sellers shall cause the Company to convey (whether by assignment, distribution, disbursement, dividend, or otherwise) all of its right, title, and interest in and to, and Sellers (or Sellers’ designee) shall assume all obligations and liabilities relating to, the Excluded Assets (including any Asset excluded from this transaction pursuant to Article 4 or Section 8.1) and the items set forth on Schedule 8.14 to Sellers or Sellers’ designee.
Section 8.15    [Reserved.]
Section 8.16    Certain Nasdaq Matters. CHK Parent shall use its reasonable best efforts to cause the shares of CHK Common Stock comprising the Stock Purchase Price to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing.
Section 8.17    Financing and SEC Filing Assistance.
(a)    Prior to the Closing and during the term of the Transition Services Agreement, Sellers shall, and shall cause the Company (prior to Closing) and their respective Representatives to, use Commercially Reasonable Efforts to provide to Purchasers, at Purchasers’ sole cost and expense, such reasonable and customary cooperation in connection with any financing by Purchasers or any of its Affiliates in connection with the transactions contemplated by this Agreement, in each case as may be reasonably requested by Purchasers or their Representatives. Without limiting the generality of the foregoing, the Sellers shall, and shall cause the Company and their respective Representatives to, upon reasonable request, (i) furnish the report of the Company’s auditor on the three most recently available audited consolidated financial statements of the Company, and the report of the Company’s reserve engineer, and use its Commercially Reasonable Efforts to obtain the consent of such auditor and reserve engineer to the use of such reports, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use Commercially Reasonable Efforts to cause such auditor and reserve engineer to provide customary comfort letters to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data, including reserve data, relating to the Company as may be reasonably necessary to consummate any such financing; it being understood that CHK Parent shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with any such financing; (iii) provide direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or CHK Parent’s auditors, as applicable, in connection with any such financing, at reasonable times and upon reasonable advance notice; (iv) make available the employees and advisors of the Company to provide reasonable assistance with CHK Parent’s or its Affiliate’s preparation of business projections, financing documents and offer materials; (v) obtain the cooperation and assistance of counsel to the Company in providing customary legal opinions and other services; (vi) assist in the preparation of (but not entering into or executing) documents, opinions and certificates, and other agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with any such financing or necessary or desirable to permit CHK Parent or its Affiliates to fulfill conditions or obligations under the financing documents, provided that such agreements shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by CHK Parent; (viii) permit CHK Parent or its Affiliates’ reasonable use of the Company’s logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use), (ix) participate in a reasonable number of meetings, drafting sessions, due diligence sessions and presentations with arrangers and prospective lenders and investors, as applicable (including the participation in such meetings of the Company’s senior management), in each case at times and locations to be mutually agreed, and (x) use Commercially Reasonable Efforts to assist in procuring any necessary rating agency ratings or approvals.
(b)    Prior to the Closing and during the term of the Transition Services Agreement, Sellers shall, and shall cause the Company (prior to Closing) and their respective Representatives to, use Commercially Reasonable Efforts to provide Purchasers, at Purchasers’ sole cost and expense, reasonable and customary cooperation in connection with the obligations of Purchasers or any of their Affiliates under 17 C.F.R. § 210.3-05 in connection with the transactions contemplated by this Agreement, in each case as may be reasonably requested by Purchasers or their Representatives.

(c)    All of the information provided by Sellers, the Company and their respective Representatives pursuant to Section 8.17(a) is given without any representation or warranty, express or implied, and none of the Seller Group shall have any liability or responsibility with respect thereto. Notwithstanding anything to the contrary contained in this Section 8.17, nothing in this Section 8.17 shall require any such cooperation to the extent that it would (i) require any of Sellers, the Company or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees, or incur any liability or give any indemnities or otherwise commit to take any similar action, (ii) require Sellers, the Company or any of their respective Representatives to provide any information that is not reasonably available to Sellers, the Company or such Representative, (iii) require Sellers, the Company or any of their respective Representatives to take any action that will conflict with or violate such Persons’ Organizational Documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the financings by Purchasers or any of their Affiliates, or (iv) unreasonably interfere with the operations of the Sellers or any of the Company. Purchasers shall promptly upon request by any Seller reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses incurred by Sellers in complying with this Section 8.17.
(d)    Purchasers shall indemnify, defend, and hold harmless the Seller Group from and against all Damages incurred by, suffered by, or asserted against, such Persons, caused by, arising out of, or resulting from the provision to or use by Purchasers or any of their Affiliates, agents or representatives of information provided pursuant to this Section 8.17 to the fullest extent permitted by applicable Law; EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE SELLER GROUP, BUT EXCLUDING HOWEVER, IN EACH SUCH CASE, DAMAGES TO THE EXTENT ACTUALLY CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.
Section 8.18    Certain Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE BY SELLERS IN ARTICLE 5 AND R2KLP IN ARTICLE 6 OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b) AND WITHOUT LIMITING PURCHASERS’ RIGHTS UNDER THE R&W INSURANCE POLICY, SELLERS DO NOT MAKE, SELLERS EXPRESSLY DISCLAIM, AND PURCHASERS WAIVE, REPRESENT, AND WARRANT THAT PURCHASERS HAVE NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION, WARRANTY, OR OTHER

STATEMENT, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE COMPANY INTERESTS OR THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (OR ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE COMPANY INTERESTS OR THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (v) ANY ESTIMATES OF THE VALUE OF THE COMPANY INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANY INTERESTS OR THE ASSETS, (vi) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (viii) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (ix) ANY OTHER RECORD, FILES, MATERIALS, OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ACCOUNTING MATERIALS, LEASE OPERATING STATEMENTS, OR OTHER ITEMS PROVIDED IN CONNECTION WITH SECTION 8.1); AND SELLERS FURTHER DISCLAIM, AND PURCHASERS WAIVE, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE BY SELLERS IN ARTICLE 5 AND R2KLP IN ARTICLE 6 OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b), THE COMPANY INTERESTS AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASERS HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASERS DEEM APPROPRIATE. PURCHASERS SPECIFICALLY DISCLAIM ANY OBLIGATION OR DUTY BY SELLERS OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND PURCHASERS EXPRESSLY ACKNOWLEDGE AND COVENANT THAT PURCHASERS DO NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLERS FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF A SELLER UNDER THIS AGREEMENT. PURCHASERS ACKNOWLEDGE AND AGREE THAT NONE OF THE SELLER GROUP SHALL HAVE ANY RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE COMPANY INTERESTS OR THE ASSETS THAT IS NOT EXPRESSLY ADDRESSED BY THIS AGREEMENT.

(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OR IN R2KLP’S REPRESENTATION AND WARRANTY SET FORTH IN SECTION 6.16, SELLERS SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIM) ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS, OR NORM INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES, OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION, WARRANTY, OR OTHER STATEMENT, AND PURCHASERS SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. PURCHASERS SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) THEIR RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASERS ARE RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH OTHER TRANSACTION DOCUMENT, AND THEIR OWN INSPECTION OF THE COMPANY INTERESTS AND THE ASSETS. AS OF CLOSING, PURCHASERS HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE COMPANY INTERESTS AND THE ASSETS AND THE RECORDS AS PURCHASERS HAVE DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.
(c)    PURCHASERS ACKNOWLEDGE THAT THEY SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS (INCLUDING ANY PRICING DIFFERENTIALS) FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
(d)    SELLERS AND PURCHASERS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, ARTICLE 6, AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 8.19    Company Financials. As soon as practicable after Closing, Sellers shall cause to be prepared and delivered to Purchasers (a) an audited statement of revenues and direct operating expenses for the Company as of December 31, 2020, and (b) an unaudited statement of revenues and direct operating expenses for the Company for the nine-month period ended September 30, 2021 (collectively, the “Company Financial Statements”). The Company Financial Statements shall be prepared in accordance with GAAP consistently applied by the Company and present fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.
ARTICLE 9
CONDITIONS TO CLOSING
Section 9.1    Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:
(a)    Representations. (i) Each Purchaser’s non-Fundamental Representations set forth in Article 7 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for the representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (ii) each Purchaser’s Fundamental Representations set forth in set forth in Article 7 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    Performance. Purchasers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchasers under this Agreement prior to or on the Closing Date;
(c)    No Action. No injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall (i) have been issued by any Governmental Body having jurisdiction over any Party and (ii) remain in force;
(d)    Governmental Consents; HSR Act. (i) All material consents and approvals of any Governmental Body (including those required by the HSR Act) required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted, and (ii) any HSR Act waiting period (and any extension thereof) applicable to the transactions contemplated under the terms of this Agreement, and any extensions to such waiting periods, shall have expired or shall have been terminated;
(e)    Impairments. The sum of (without duplication of any amounts) (i) the aggregate amount of all Title Defects Amounts determined under Section 4.2 with respect to Title Defects (including Environmental Defects) less the sum of all Title Benefit Amounts determined under Section 4.3 with respect to Title Benefits, plus

(ii) the aggregate sum of all Allocated Values of the Assets excluded from the transactions contemplated herein pursuant to Section 4.6, plus (iii) the aggregated amount of Casualty Losses, does not equal or exceed 15% of the aggregate Unadjusted Purchase Prices under this Agreement and the THM MIPA;
(f)    Deliveries. Purchasers shall deliver (or be ready, willing, and able to deliver at Closing) to Sellers duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 10.3; and
(g)    Nasdaq Listing Approval. The shares of CHK Common Stock issuable as the Stock Purchase Price shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
Section 9.2    Purchasers’ Conditions to Closing. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchasers) on or prior to Closing of each of the following conditions precedent:
(a)    Representations. (i) Each Seller’s non-Fundamental Representations set forth in Article 5 and R2KLP’s non-Fundamental Representations set forth in Article 6, in each case, shall be true and correct as of the Closing Date (without regard to materiality, Material Adverse Effect or similar qualifiers) as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) each Seller’s Fundamental Representations set forth in Article 5 and R2KLP’s Fundamental Representations set forth in Article 6, in each case, shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    Performance. Each Seller shall have performed and observed, in all material respects, all covenants (other than the covenants set forth in Section 8.17) and agreements to be performed or observed by such Seller under this Agreement prior to or on the Closing Date;
(c)    No Action. No injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall (i) have been issued by any Governmental Body having jurisdiction over any Party and (ii) remain in force;
(d)    Governmental Consents; HSR Act. (i) All material consents and approvals of any Governmental Body required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted, and (ii) any HSR Act waiting period (and any extension thereof) applicable to the transactions contemplated under the terms of this Agreement, and any extensions to such waiting periods, shall have expired or shall have been terminated;

(e)    Impairments. The sum of (without duplication of any amounts) (i) the aggregate amount of all Title Defects Amounts determined under Section 4.2 with respect to Title Defects (including Environmental Defects) less the sum of all Title Benefit Amounts determined under Section 4.3 with respect to Title Benefits, plus (ii) the aggregate sum of all Allocated Values of the Assets excluded from the transactions contemplated herein pursuant to Section 4.6, plus (iii) the aggregated amount of Casualty Losses, does not equal or exceed 15% of the aggregate Unadjusted Purchase Prices under this Agreement and the THM MIPA;
(f)    Related Transactions. All conditions precedent to the closing of the transactions pursuant to the THM MIPA and the PIPA shall have been satisfied and/or waived (as applicable) by the parties thereto, and the transactions thereunder shall be capable of being closed and completed concurrently with the Closing hereunder; provided that if such conditions precedent are not satisfied or the transactions thereunder are not capable of being closed and completed concurrently with the Closing, in each case solely as a result of Purchasers material breach of either the THM MIPA or PIPA, then this condition precedent shall be deemed waived by Purchasers for all purposes hereunder; and
(g)    Deliveries. Sellers shall deliver (or be ready, willing, and able to deliver at Closing) to Purchasers duly executed counterparts of the documents and certificates to be delivered by Sellers under Section 10.2.
ARTICLE 10
CLOSING
Section 10.1    Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchasers and Sellers, take place at the offices of Gibson, Dunn & Crutcher LLP, counsel to Sellers, located at 811 Main Street, Suite 3000, Houston, Texas 77002, at 10:00 a.m., Central Time, on March 9, 2022 (“Scheduled Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived on the Scheduled Closing Date, within five Business Days of such conditions having been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), subject to the rights of the Parties under Article 11. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 10.2    Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchasers of their obligations pursuant to Section 10.3, Sellers shall deliver or cause to be delivered to Purchasers the following:
(a)    Counterparts of the Assignment Agreement transferring the Company Interests to Purchasers, duly executed by Sellers;
(b)    A certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf of such Seller (and not on behalf of the other Sellers) that the conditions applicable to such Seller set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(c)    A valid and duly executed Internal Revenue Service Form W-9 (or applicable successor form) from each Seller (or, if such Seller is disregarded for U.S. federal income tax purposes, its regarded owner);
(d)    Where approvals are received by Sellers pursuant to a filing or application under Section 8.2, copies of those approvals;
(e)    Duly executed counterparts of the Registration Rights Agreement, executed by Sellers or Sellers’ designees whom Seller designates as a party thereto as identified in writing to Purchasers at least two Business Days prior to the Closing Date;
(f)    Duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit to Sellers;
(g)    Resignations of each individual who serves as an officer, manager, or director of the Company in his or her capacity as such, effective as of the Closing Date;
(h)    If applicable, (i) releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, liens, and other recorded encumbrances, in each case, burdening the Assets and securing borrowed monies or other substantially similar indebtedness incurred by Sellers or any of their Affiliates (including the Company), including under any debt or other similar instrument that is burdening the Assets, and (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such liens on the Assets securing due and payable obligations, including under any debt or other similar instrument; and
(i)    All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchasers.
Section 10.3    Obligations of Purchasers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 10.2, Purchasers shall deliver or cause to be delivered to Sellers the following:
(a)    A wire transfer of the Closing Cash Payment to the account(s) designated by Sellers in immediately available funds, and a wire transfer of the Defect Escrow Amount (if applicable) and a wire transfer of the Post-Closing Escrow Amount (if applicable) to the Escrow Agent in immediately available funds;
(b)    The number of shares of CHK Common Stock comprising the Stock Purchase Price to Sellers (and/or, if applicable, to those Seller designees to whom Seller designates to receive all or a portion of the shares of CHK Common Stock identified in writing to Purchasers at least two Business Days prior to the Closing Date), free and clear of all encumbrances and restrictions other than restrictions set forth in the Registration Rights Agreement or otherwise imposed by applicable securities Laws;

(c)    Duly executed counterparts of the Registration Rights Agreement executed by CHK Parent;
(d)    Counterparts of the Assignment Agreement, duly executed by Purchasers;
(e)    A certificate by an authorized officer of each Purchaser, dated as of Closing, certifying on behalf of such Purchaser (and not on behalf of the other Purchaser) that the conditions applicable to such Purchaser set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;
(f)    Where approvals are received by Purchasers pursuant to a filing or application under Section 8.2, copies of those approvals;
(g)    Duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit to Sellers;
(h)    Evidence of replacement bonds, guaranties, and letters of credit pursuant to Section 8.6; and
(i)    All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Sellers.
Section 10.4    Closing Cash Payment and Post-Closing Purchase Price Adjustments.
(a)    Not later than five Business Days prior to the Scheduled Closing Date (or, if the Closing will not occur on the Scheduled Closing Date, three Business Days prior to the Closing Date), Sellers shall prepare in good faith and deliver to Purchasers, in accordance with customary industry accounting practices and based upon the best information then available to Sellers, a preliminary settlement statement (i) estimating the initial Adjusted Purchase Price (including an estimate of the Base Cash Purchase Price) after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.3, the Defect Escrow Amount and the Post-Closing Escrow Amount, (ii) setting forth the calculations for each adjustment, (iii) enclosing reasonable documentation available to support any credit, charge, receipt, or other item included in such statement and (iv) setting forth Sellers’ account for the wire transfer of funds. Within two Business Days after Purchasers’ receipt of the preliminary settlement statement, Purchasers shall deliver to Sellers a written report containing all changes that Purchasers propose in good faith to be made to the preliminary settlement statement together with the explanation therefor. The Parties shall in good faith attempt to agree in writing on the preliminary settlement statement as soon as possible after Sellers’ receipt of Purchasers’ written report. The estimate of the initial Base Cash Purchase Price component of the Adjusted Purchase Price set forth in the preliminary settlement statement as agreed upon in writing by the Parties, less the Deposit less the Defect Escrow Amount (if applicable) and less the Post-Closing Escrow Amount shall constitute the Dollar amount to be paid by Purchasers to Sellers at the Closing (the “Closing Cash Payment”); provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the preliminary settlement statement, then the amount of such adjustment(s) used to adjust the Unadjusted Purchase Price at the Closing and to calculate the Closing Cash Payment shall be that amount set forth in the draft preliminary settlement statement delivered by Sellers to Purchasers pursuant to this Section 10.4(a). Final adjustments to the Unadjusted Purchase Price will be made pursuant to Section 10.4(c).

(b)    At Closing, Purchasers shall deposit or cause to be deposited with the Escrow Agent in a separate account established pursuant to the terms and conditions of the Escrow Agreement an amount in cash equal to $1,000,000 to be held solely for purposes of securing the adjustments provided in Section 10.4(c) (such amount, the “Post-Closing Escrow Amount”).
(c)    Sellers shall prepare in good faith and deliver to Purchasers a statement setting forth the final calculation of the Adjusted Purchase Price (including a final calculation of the Base Cash Purchase Price) and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the later of (i) the 120th day following the Closing Date and (ii) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4. Sellers shall, at Purchasers’ request, supply reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. Purchasers shall deliver to Sellers a written report containing any changes that Purchasers propose be made to Sellers’ statement no later than the 60th day following Purchasers’ receipt thereof. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 210 days after the Closing Date. However, if the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 is later than the 120th day following the Closing Date, such 210-day period shall be extended the same number of days that such final determination occurs beyond the 120th day following the Closing Date. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the remaining matters in dispute to the Houston office of KPMG US, LLP, or such other independent nationally recognized accounting firm mutually agreed upon by the Parties, for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 10.4(c). Neither Party may have any ex parte communications with the accounting firm concerning the accounting firm’s determination of the disputed matters. The accounting firm shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the accounting firm in the process of resolving such disputes. The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Sellers nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchasers, as applicable. The accounting firm shall act for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Any decision rendered by the accounting firm pursuant hereto shall be final, conclusive and binding on Sellers and Purchasers and, absent fraud or manifest error, and enforceable against any of the Parties in any court of competent jurisdiction. The Parties shall each bear its own legal fees and other costs of presenting its case. Sellers, on the one hand, shall bear one-half and Purchasers, on the other hand, shall bear one-half of the costs and expenses of the accounting firm.

(d)    Within ten days after the earlier of (x) the expiration of Purchasers’ 60-day review period described in Section 10.4(c) without delivery of any written report or (y) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable:
(i)    if the Base Cash Purchase Price component of the Adjusted Purchase Price (after deducting the Deposit, Defect Escrow Amount (if any), and the Post-Closing Escrow Amount) exceeds the Closing Cash Payment, then:
(A)    Purchasers shall pay to Sellers the amount by which the Base Cash Purchase Price component of the Adjusted Purchase Price (after deducting the Deposit, Defect Escrow Amount (if any), and the Post-Closing Escrow Amount) exceeds the Closing Cash Payment; and
(B)    the Parties shall jointly instruct the Escrow Agent to distribute the entirety of the Post-Closing Escrow Amount to Sellers; or
(ii)    if the Closing Cash Payment exceeds the Base Cash Purchase Price component of the Adjusted Purchase Price (after deducting the Deposit, Defect Escrow Amount (if any), and the Post-Closing Escrow Amount) (such excess amount, the “Adjustment Excess”), then:
(A)    the Parties shall instruct the Escrow Agent to distribute to Purchasers from the Post-Closing Escrow Amount an amount equal to the lesser of (1) the Adjustment Excess and (2) the Post-Closing Escrow Amount;
(B)    if the Adjustment Excess is less than the Post-Closing Escrow Amount, then the Parties shall instruct the Escrow Agent to distribute to Sellers from the Post-Closing Escrow Amount an amount equal to the Post-Closing Escrow Amount less the Adjustment Excess; and
(iii)    if the Post-Closing Escrow Amount is less than the Adjustment Excess, Sellers shall pay to Purchasers an amount equal to the Adjustment Excess less the Post-Closing Escrow Amount.
(e)    Purchasers shall, and shall cause the Company to, assist Sellers in the preparation of the final statement of the Adjusted Purchase Price under Section 10.4(c) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Sellers to facilitate such process post-Closing.
(f)    All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to the account(s) designated by Sellers in writing. All payments made or to be made under this Agreement to Purchasers shall be made by electronic transfer of immediately available funds to the account(s) designated by Purchasers in writing to Sellers.

ARTICLE 11
TERMINATION
Section 11.1    Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Parties):
(a)    by the mutual prior written consent of the Parties;
(b)    by any Party if the Closing does not occur on the Scheduled Closing Date as a result of the closing conditions described in Section 9.1(e) and Section 9.2(e) not being satisfied as of such date;
(c)    by any Party if Closing has not occurred on or before 30 days after the Scheduled Closing Date (the “Outside Date”); provided, however, with respect to the HSR filing under the PIPA, if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date, but all other conditions precedent to Closing set forth in Section 9.1 and Section 9.2 have been satisfied or waived (except for (i) the condition in Section 9.2(f) if such condition is not satisfied solely because the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date or (ii) any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, so long as the Parties are able to satisfy such conditions), then the Outside Date will automatically be extended to the date that is 90 days after the Execution Date;
(d)    by Sellers, at Sellers’ option, if any of the conditions set forth in Section 9.1(a) or Section 9.1(b) have not been satisfied on or at any time after the Scheduled Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied on or at any time after the Scheduled Closing Date), and, at such time, but for the material breach of Purchasers that causes any of the conditions set forth in Section 9.1(a) or Section 9.1(b) to be unsatisfied, Sellers are ready, willing and able to proceed to Closing; provided, however, that in the case of a breach that is capable of being cured, Purchasers shall have a period of ten Business Days following written notice from Sellers to Purchasers specifying the reason such condition is unsatisfied (including any breach by Purchasers of this Agreement) to cure such breach prior to the end of such ten Business Day period; provided, further, if (i) Purchasers’ conditions to Closing have been satisfied or waived in full and (ii) all of Sellers’ conditions to Closing have been satisfied or waived (other than Section 9.1(f)), then the refusal or willful or negligent delay by Purchasers to timely close the contemplated transactions shall constitute a failure of Sellers’ conditions to Closing (including Section 9.1(f)) and be a material breach of Purchasers’ obligations under this Agreement; or
(e)    by Purchasers, at Purchasers’ option, if any of the conditions set forth in Section 9.2(a) or Section 9.2(b) have not been satisfied on or at any time after the Scheduled Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied on or at any time after the Scheduled Closing Date), and, at such time, but for the material breach of Sellers that causes any of the conditions set forth in Section 9.2(a) or Section 9.2(b) to be unsatisfied, Purchasers are ready, willing and able to proceed to

Closing; provided, however, that in the case of a breach that is capable of being cured, Sellers shall have a period of ten Business Days following written notice from Purchasers to Sellers specifying the reason such condition is unsatisfied (including any breach by Sellers of this Agreement) to cure such breach prior to the end of such ten Business Day period; provided, further, if (i) Sellers’ conditions to Closing have been satisfied or waived in full and (ii) all of Purchasers’ conditions to Closing have been satisfied or waived (other than Section 9.2(g)), then the refusal or willful or negligent delay by Sellers to timely close the contemplated transactions shall constitute a failure of Purchasers’ conditions to Closing (including Section 9.2(g)) and be a material breach of Sellers’ obligations under this Agreement;
provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(c), Section 11.1(d) or Section 11.1(e) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder or is otherwise in material breach under this Agreement.
Section 11.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.7, Section 7.6, Section 8.1(d), Section 8.3, Section 8.17, Article 11, Article 14 (other than Section 14.14) and Appendix A, which shall continue in full force and effect) and, without prejudice to their rights under Section 11.2(c) (if applicable), Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets or the Company Interests to any Person without any restriction under this Agreement.
(b)    If this Agreement is terminated or may be terminated pursuant to Section 11.1(e), then Purchasers shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise its right to specific performance of this Agreement pursuant to Section 14.16, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchasers (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchasers), and Purchasers shall be entitled to seek additional damages from, or pursue other remedies against, R2KLP with respect to any breach by Sellers of their obligations under this Agreement.
(c)    If this Agreement is terminated pursuant to Section 11.1(d), then Sellers shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (i) exercise their right to specific performance of this Agreement pursuant to Section 14.16 or (ii) terminate this Agreement and receive the entirety of the Deposit as liquidated damages (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Sellers) for the sole account and use of Sellers. IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE COMPANY INTERESTS AND

ASSETS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.
(d)    If this Agreement is terminated under Section 11.1 under circumstances other than those described in Section 11.2(b) or Section 11.2(c), the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchasers, free of any claims by Sellers or any other Person with respect thereto.
(e)    Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 11.
ARTICLE 12
INDEMNIFICATION
Section 12.1    Indemnification.
(a)    From and after Closing, subject to Purchasers’ right to indemnity pursuant to Section 12.1(b), Purchasers shall indemnify, defend, and hold harmless the Seller Group from and against all Damages incurred by, suffered by, or asserted against such Persons:
(i)    caused by, arising out of, or resulting from Purchasers’ breach of any covenant or agreement made by Purchasers contained in this Agreement that by its terms applies or is to be performed in whole or in part after Closing; or
(ii)    caused by, arising out of, or resulting from the commitments, contractual arrangements, business, operations, or activities of the Company, or the ownership of the Company Interests (or ownership or operation of the Assets, including, for purposes of certainty, Environmental Liabilities under CERCLA) regardless of whether such Damages arose prior to, at, or after the Effective Time;
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE SELLER GROUP, BUT EXCLUDING HOWEVER, IN EACH SUCH CASE, DAMAGES TO THE EXTENT ACTUALLY CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.
(b)    From and after Closing, subject to the limitations set forth in Section 12.3, Sellers jointly and severally shall indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, or resulting from any Seller’s breach of any covenant or agreement made by such Seller contained in this Agreement that by its terms applies or is to be performed in whole or in part after Closing;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE PURCHASER GROUP, BUT EXCLUDING HOWEVER, IN EACH SUCH CASE, DAMAGES TO THE EXTENT ACTUALLY CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PURCHASER GROUP.
(c)    From and after Closing, subject to the limitations set forth in Section 12.3, R2KLP shall indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, or resulting from the Excluded Assets.
(d)    Notwithstanding anything to the contrary contained in this Agreement, subject to, and without limitation of Section 8.1(d), Section 8.17(d), Article 11, Section 14.16 and Purchasers’ rights under the R&W Insurance Policy, from and after the Closing, this Section 12.1 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby (except with respect to Fraud), including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Except for the remedies contained in this Section 12.1, Section 8.1(d), Section 8.17, Article 11, and Section 14.16, and without limitation of Purchasers’ rights under the R&W Insurance Policy, EACH SELLER (ON BEHALF OF ITSELF AND ON BEHALF OF THE SELLER GROUP) AND EACH PURCHASER (ON BEHALF OF ITSELF AND ON BEHALF OF THE PURCHASER GROUP) EACH KNOWINGLY, WILLINGLY, IRREVOCABLY, EXPRESSLY, AND TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i) THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (ii) SELLERS’ OWNERSHIP OR USE OF THE COMPANY INTERESTS; (iii) THE BUSINESS OR OPERATIONS OF THE COMPANY; (iv) COMPANY’S OWNERSHIP, MANAGEMENT OR USE OF THE ASSETS, OR (v) THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLERS, THE COMPANY, AND ANY PERSONS WHO ARE AFFILIATES OF SELLERS, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLERS, THE COMPANY, OR ANY PERSON WHO IS AN AFFILIATE OF SELLERS, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS SECTION 12.1(D) SHALL NOT LIMIT ANY PARTY’S RIGHTS TO PURSUE CLAIMS FOR FRAUD.

(e)    The indemnity of each Party provided in this Section 12.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 12.1 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Parties shall have any rights against Sellers or Purchasers under the terms of this Section 12.1 except as may be exercised on its behalf by Purchasers or Sellers, as applicable, pursuant to this Section 12.1(e). The Parties may elect to exercise or not exercise indemnification rights under this Section 12.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 12.1.
Section 12.2    Indemnification Actions. All claims for indemnification under Section 12.1 shall be asserted and resolved as follows:
(a)    For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 12.
(b)    To make a claim for indemnification under Section 12.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 12.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 12.2 shall not relieve the Indemnifying Person of its obligations under Section 12.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a covenant or agreement, the Claim Notice shall specify the covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 12.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and if its obligation is so admitted, either (A) consent to the proposed settlement or (B) reject, in its reasonable judgment, the proposed settlement or (ii) deny its obligation to provide indemnification. Any failure by the Indemnifying Person to respond to such notice shall be deemed an election under clause (ii) immediately above.
(f)    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification. If the Indemnifying Person does not admit or otherwise does deny its liability against a claim for indemnification not based upon a Third Person Claim within the 30-day time period set forth in this Section 12.2(f), then the Indemnified Person shall diligently and in good faith pursue its rights and remedies under this Agreement with respect to such claim for indemnification.

Section 12.3    Limitations on Actions.
(a)    The representations and warranties of Sellers in Article 5 and of R2KLP in Article 6 shall, without limiting Purchasers’ rights under the R&W Insurance Policy, terminate as of the Closing Date. The representations and warranties of Purchasers in Article 7 shall terminate as of the Closing Date. Each of the respective covenants and performance obligations of Sellers and Purchasers set forth in this Agreement that are to be complied with or performed by Sellers or Purchasers, as applicable, at or prior to the Closing shall terminate as of the Closing Date. All other respective covenants and performance obligations of Sellers and Purchasers set forth in this Agreement that by their terms require performance after the Closing and the corresponding indemnity obligations hereunder shall survive the Closing and remain in full force and effect until fully satisfied and/or performed in accordance with the terms hereof. Notwithstanding anything to the contrary in this Section 12.3, the acknowledgements, disclaimers, and other terms, as applicable, in, Section 7.11, Section 7.12, Section 8.18, Section 14.17, Section 14.18, and Section 14.20 shall survive the Closing indefinitely. The provisions of Article 13 shall survive Closing until 30 days after the expiration of the applicable statute of limitations closes the taxable year to which the subject Taxes relate.
(b)    Without limiting the generality of this Section 12.3 from and after the Closing, no action, suit, claim, investigation or proceeding will be brought, encouraged, supported, or maintained by, or on behalf of, Purchasers against any member of the Seller Group, and no recourse will be sought or granted against any member of the Seller Group, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants, or agreements of Sellers set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement, or other document delivered hereunder (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), the subject matter of this Agreement, or any other document contemplated hereby, the transactions contemplated by this Agreement, the business, ownership, management or use of the Assets, the business or operations of the Company, the ownership of the Company Interests, or any actions or omissions at, or prior to, the Closing. Without limiting the generality of this Section 12.3, from and after the Closing, Purchasers will not be entitled to rescind this Agreement or, subject to Article 11, treat this Agreement as terminated by reason of any breach of this Agreement, and Purchasers knowingly, willingly, irrevocably, and expressly waive any and all rights of rescission it may have in respect of any such matter.
(c)    The indemnities in Section 12.1(a)(i) and Section 12.1(b) shall terminate as of the termination date of each covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 12.1(a)(ii) and Section 12.1(c) shall continue without time limit.
(d)    The foregoing provisions of this Section 12.3 shall not limit any Party’s rights to pursue claims for Fraud.
(e)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(f)    In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.
(g)    Each Indemnified Person shall take all reasonable steps to mitigate all Damages or other liabilities, losses, costs, and expenses after becoming actually aware of any event that could reasonably be expected to give rise to any Damages or other liabilities, losses, costs, or expenses that are indemnifiable or recoverable under this Agreement.
(h)
(i)    Effective as of immediately prior to the Closing, Sellers hereby fully and unconditionally release, acquit and forever discharge the Company from any and all manner of actions, causes of actions, claims obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, Sellers now have or have ever had against the Company, arising out of or relating to Sellers’ ownership of the Company Interests. The foregoing notwithstanding, the release and discharge provided for herein shall not release (A) the Company of its obligations or liabilities, if any, pursuant to this Agreement, (B) the Company of any indemnification and/or exculpation obligations of such Person to Sellers as a manager of such Person, in any Seller’s capacity as such, pursuant to such Person’s Organizational Documents or applicable Law or (C) be deemed to constitute a waiver of the availability of insurance to cover claims.
(ii)    Effective as of the Closing, the Purchasers, for themselves and on behalf of the Company and their respective equity holders, successors and assigns, hereby fully and unconditionally releases, acquits, and forever discharges (A) Sellers and (B) all directors, managers, officers, employees, members, partners and agents of the Company holding such position at any time prior to the Closing from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which the Company now has or has ever had against such Persons, arising out of or relating to (x) in respect of Sellers, Sellers’ ownership of the Company Interests and (y) in respect of such directors, managers, officers, employees, members, partners and agents, acts and omissions on behalf of the Company or the relationship with the Company in each case, other than with respect to their respective obligations and liabilities, if any, under this Agreement or the Transaction Documents or for claims of Fraud.
ARTICLE 13
TAX MATTERS
Section 13.1    Tax Filings. Sellers shall prepare (or shall cause to be prepared) and shall file (or caused to be filed) all Flow-Through Returns of the Company for any taxable period ending on or before the Closing Date, including, for the avoidance of doubt, the Company’s final U.S. federal information return on IRS Form 1065 for the period ending on the Closing Date.

Sellers shall be responsible for filing (or causing to be filed) with the applicable Governmental Bodies the Tax Returns of the Company required to be filed on or before the Closing Date, and Sellers shall be responsible for paying (or causing to be paid) the Taxes reflected on such Tax Returns as due and owing (provided that to the extent such Taxes are allocated to Purchasers pursuant to Section 13.2, such payment shall be on behalf of Purchasers, and no later than five days following Sellers’ delivery of evidence of the payment thereof, Purchasers shall pay to Sellers any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3). Purchasers shall be responsible for the filing with the appropriate taxing authorities the Tax Returns of the Company (other than Flow-Through Returns) for all taxable periods beginning prior to the Closing Date that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing and shall do so consistently with past practice unless otherwise required by applicable Law (provided, that to the extent such Taxes are allocated to Sellers pursuant to Section 13.2, such payment shall be on behalf of Sellers, and, no later than five days following Purchasers’ delivery to Sellers of evidence of the payment thereof, Sellers shall pay to Purchasers any such Taxes, but only to the extent that such amounts have not already been accounted for under Section 3.3; provided, however, that in the event that Sellers are required by applicable Tax Law to file a Tax Return with respect to Taxes of the Company after the Closing Date which includes all or a portion of a Tax period for which Purchasers are liable for such Taxes, no later than five days following Sellers’ request therefor and delivery to Purchasers of evidence of the payment thereof, Purchasers shall pay to Sellers all such Taxes allocable to Purchasers pursuant to Section 13.2, but only to the extent that such amounts have not already been accounted for under Section 3.3, in each case, whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes). Sellers shall be entitled to all Tax credits and Tax refunds that relate to any such Taxes allocable to any Tax period, or portion thereof, (a) with respect to non-Income Taxes, ending before the Effective Time or (b) with respect to Income Taxes, ending at the end of the Closing Date, as applicable, and Purchasers shall promptly pay to Sellers an amount equal to the value of any such Tax credit or Tax refund received by Purchasers or the Company after the Closing Date, net of any reasonable Third Party costs and expenses incurred by Purchasers in obtaining such credit or refund. Sellers shall repay to Purchasers the amount of any Tax credit or Tax refund paid to Sellers pursuant to this Section 13.1 (plus any applicable penalties, interest or other charges imposed by the relevant Governmental Body and paid by Purchasers) in the event that Purchasers or any of their Affiliates are required to repay such credit or refund (including any applicable penalties, interest, or other charges imposed by the relevant Governmental Body) to such Governmental Body.
Section 13.2    Allocation of Taxes. For purposes of Section 3.3, Section 8.4(d), Section 13.1, and Section 13.4, in each case, notwithstanding that such Asset Taxes are payable by the Company (and not Sellers or Purchasers directly), (a) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis that are assessed against the Assets with respect to a Tax period (or portion thereof) beginning at or after the Effective Time, but excluding any such Taxes that are based on the severance or production of Hydrocarbons or the Pennsylvania Impact Fee, shall be allocated entirely to Purchasers, and such Asset Taxes assessed against the Assets with respect to a Tax period (or portion thereof) ending prior to the Effective Time, shall be allocated entirely to Sellers, (b) Asset Taxes that are imposed on the severance or production of Hydrocarbons (including the Pennsylvania Impact Fee) shall be allocated between the Parties based on the number of units or value of production actually produced, as applicable, before, and at or after, the Effective Time, as applicable and (c) Asset Taxes based upon sales or receipts or resulting from specific transactions such as the sale or other transfer of property, shall be allocated to the period (i.e., prior to the Effective Time or following the Effective Time) in which the transaction giving rise to such Asset Taxes occurred (i.e., prior to the Effective Time or following the Effective Time). For purposes of sub-clause (b) of the immediately preceding sentence, the Pennsylvania Impact Fee shall be allocated between the Parties based on the period to which the underlying production relates, not the year in which the payment of the fee is due. For purposes of sub-clause (b) of the initial sentence of this Section 13.2, Sellers shall be allocated any Pennsylvania Impact Fee resulting from production periods prior to the Effective Time and Purchasers shall be allocated any Pennsylvania Impact Fee resulting from production periods after the Effective Time. For example, the year one Pennsylvania Impact Fee for a well spud in the 2021 calendar year and for which the fee is due in 2022 shall be allocated entirely to Sellers and the fee associated with the same well’s year two production, occurring in the 2022 calendar year and payable in the 2023 calendar year, shall be allocated entirely to Purchasers. For purposes of Section 3.3, Section 13.1, and Section 13.4, in the case of Income Taxes imposed on the Company, the amount of such Taxes allocated to Sellers shall be determined by closing the books of the Company as of the end of the Closing Date notwithstanding that such Taxes are payable by the Company (and not Sellers or Purchasers directly).
Section 13.3    Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 13, Article 12, Section 2.2, or Section 10.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.
Section 13.4    Amended Tax Returns; Tax Elections. In each case to the extent doing so would cause Sellers or any of their Affiliates to be liable for any Taxes (including amounts for which Sellers are liable under this Agreement), Purchasers will not, without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed) cause or permit any of their Affiliates to (a) file or amend or otherwise modify any Tax Return that relates in whole or in part to any Tax period, or portion thereof, for which Sellers are allocated responsibility for payment pursuant to Section 13.2 (other than to file Tax Returns in the ordinary course of business in accordance with Section 13.1), (b) make or change any election for, or that has retroactive effect to, any Tax period, or portion thereof, for which Sellers are allocated responsibility for payment pursuant to Section 13.2, (c) enter into any voluntary disclosure Tax program, agreement or arrangement with any Tax authority with respect to any Taxes attributable to any Tax period, or portion thereof, for which Sellers are allocated responsibility for payment pursuant to Section 13.2, or (d) extend or waive the statute of limitations with respect to any Tax period, or portion thereof, for which Sellers are allocated responsibility for payment pursuant to Section 13.2.
Section 13.5    Cooperation. Purchasers and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with (a) the filing of any Tax Returns pursuant to this Article 13 and (b) any Tax examination, audit, litigation or similar proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or examination, audit, litigation, or similar proceeding.

Section 13.6    Tax Audits. After the Closing Date, if Purchasers or any of their Affiliates receives notice of any audit, demand, claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to the Company (a) that concerns Income Taxes (including, for the avoidance of doubt, any Taxes related to a Flow-Through Return) with respect to any Pre-Closing Tax Period (an “Income Tax Contest”) or (b) for all other Taxes, with respect to a Pre-Effective Time Tax Period (a “Non-Income Tax Contest” and, together with an Income Tax Contest, a “Tax Contest”), Purchasers shall notify Sellers as soon as practicable and in any event within ten days of receipt of such notice. Sellers shall have the right to control any such Tax Contest, provided that Purchasers shall have the right to participate, at Purchasers’ sole cost and expense, in the conduct of any Tax Contest involving a Straddle Period. If Sellers elect not to control such Tax Contest, Purchasers shall control, at their sole cost and expense, such Tax Contest and Sellers shall have the right to participate in such Tax Contest; provided, however, that, under such circumstances, Purchasers shall have no obligation to defend the Tax Contest or mitigate liabilities of Sellers with respect to such Tax Contest. Notwithstanding the foregoing, the controlling Party shall keep the other Party reasonably informed of the progress of such Tax Contest, and shall not settle any such Tax Contest that would reasonably be expected to have an adverse Tax impact on the other Party without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, the Parties shall cause there to be made or otherwise cooperate in the making, to the maximum extent provided by applicable Law, of one or more elections under Section 6226 of the Code (or any corresponding provision of state, local or non-U.S. Law) relating to any Pre-Closing Tax Period.
Section 13.7    Tax Treatment. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal income Tax purposes as (a) a sale of membership interests of the Company by the Sellers, which shall, for the avoidance of doubt, cause the Company’s taxable year as a partnership to close as of the end of the Closing Date for U.S. federal income tax purposes, and (b) an acquisition of the assets of the Company (other than the Excluded Assets), as described in Revenue Ruling 99-6, situation 2. No Party or any Affiliate thereof shall take a position inconsistent with the preceding sentence for any purpose unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or corresponding provision of applicable U.S. state or local Law.
Section 13.8    Transaction Tax Deductions. Any Transaction Tax Deductions, to the fullest extent permitted by applicable Law (including electing the application of Revenue Procedure 2011-29 to deduct 70% of any “success-based fees” within the meaning of Treasury Regulations Section 1.263(a)-5(f)), shall be reported in a taxable period of the Company ending on or prior to the Closing Date (the benefit of which, for the avoidance of doubt, shall accrue to Sellers). In the event a Transaction Tax Deduction cannot be fully reported in such a period but can be taken into account on a Tax Return for a Straddle Period, any item of deduction attributable to a Transaction Tax Deduction shall be treated (to the fullest extent permitted by applicable Law) as deductible in the pre-Closing portion of the Straddle Period (and the Purchasers shall take such actions as are permitted under applicable Law that are required to cause those deductions to be reported in the pre-Closing portion of the Straddle Period).
ARTICLE 14
MISCELLANEOUS

Section 14.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Each Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 14.2    Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email if sent during normal business hours of the recipient or on the next day if sent after normal business hours of the recipient with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt. Such notices and other communications must be sent to the following addresses or email addresses:
If to Sellers:
Radler 2000 Limited Partnership
1320 S. University Drive, Suite 500
Fort Worth, TX 76107
Attn: Evan Radler
Email: eradler@tug-hillop.com
With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attn: Michael P. Darden; Jeffrey A. Chapman
Email: mpdarden@gibsondunn.com; jchapman@gibsondunn.com
and
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, Texas 75201
Attn: Wesley P. Williams; Cole Bredthauer
Email: WilliamsW@akingump.com; CBredthauer@akingump.com
If to Purchasers:
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attn: Derek Dixon
Telephone: (405) 935-4020
Email: derek.dixon@chk.com

With a copy to (which shall not constitute notice):
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention: Benjamin E. Russ
Telephone: (405) 935-6462
Email: ben.russ@chk.com
Any Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.
Section 14.3    Tax, Recording Fees, Similar Taxes & Fees. Purchasers, on the one hand, and Sellers, on the other hand, shall each bear and pay 50% of any Transfer Taxes and similar Taxes and fees incurred and imposed upon, or with respect to, the transactions contemplated hereby. If such transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchasers or Sellers, as applicable, will timely furnish to the other Party such certificate or evidence. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. For the avoidance of doubt, all fees, costs and expenses of the R&W Insurance Policy shall be paid by Purchasers, and Sellers will not have any liability with respect thereto.
Section 14.4    Governing Law; Jurisdiction.
(a)    THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN TORT, CONTRACT, OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (INCLUDING ITS STATUTES OF LIMITATIONS) WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTER RELATED TO TITLE TO ANY REAL PROPERTY INCLUDED IN THE ASSETS SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH ASSETS ARE LOCATED.
(b)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DALLAS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF, IN RELATION TO, OR IN

CONNECTION WITH THE RESOLUTION OF ANY DISPUTED TITLE DEFECTS OR ENVIRONMENTAL DEFECTS, OR TITLE BENEFITS PURSUANT TO SECTION 4.4, OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 10.4(C) IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS), AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 14.2 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(c)    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(d)    EACH PARTY, FOR ITSELF OR ANY OF ITS ASSETS, HEREBY WAIVES ANY IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF ANY APPLICABLE JURISDICTION. THIS WAIVER INCLUDES IMMUNITY FROM: (i) JURISDICTION; (ii) SERVICE OF PROCESS; (iii) ANY LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION PROCEEDING COMMENCED UNDER THIS AGREEMENT; (iv) ANY JUDICIAL, ADMINISTRATIVE, OR OTHER PROCEEDINGS THAT ARE PART OF, OR IN AID OF, THE LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION COMMENCED UNDER THIS AGREEMENT; AND (v) ANY EFFORT TO CONFIRM, ENFORCE, OR EXECUTE ANY DECISION, SETTLEMENT, AWARD, JUDGMENT, SERVICE OF PROCESS, EXECUTION ORDER, OR ATTACHMENT (INCLUDING PRE-JUDGMENT ATTACHMENT) THAT RESULTS FROM LITIGATION, EXPERT DETERMINATION, MEDIATION, ARBITRATION, OR ANY JUDICIAL OR ADMINISTRATIVE PROCEEDINGS COMMENCED UNDER THIS AGREEMENT. FOR THE PURPOSES OF THIS WAIVER, PURCHASERS ACKNOWLEDGES THAT THEIR RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

Section 14.5    Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 14.6    Assignment. Neither Sellers nor Purchasers shall assign all or any part of this Agreement, and shall not assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld in such other Party’s sole discretion) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 14.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits, and Schedules attached hereto), the documents to be executed hereunder, the Confidentiality Agreement, and the Escrow Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 14.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 14.9    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchasers and Sellers to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 8.1(d), Section 8.12, Section 8.17, Section 12.1(e), and Section 14.18 to the Persons described therein.
Section 14.10    Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 14.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASERS, SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE

PROVIDED IN THIS SENTENCE, EACH PURCHASER AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.12    Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 14.13    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action (including any payment required hereunder) is not a Business Day (or if the period during which any notice is required or permitted to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required or permitted to be given or action taken) shall be the next day that is a Business Day.
Section 14.14    Delivery of Records. Sellers, at Purchasers’ cost and expense, shall deliver the Records to Purchasers within 30 days following Closing. Sellers may retain copies of the Records.
Section 14.15    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 14.16    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy available at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 14.17    Reliance on Own Judgment; Disclaimer of Reliance. THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT.

THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT. BY SIGNING BELOW, EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT. THE PARTIES ALSO ACKNOWLEDGE AND AGREE THAT THE OTHER PARTY HAS NO DUTY TO MAKE ANY DISCLOSURES TO ANY OTHER PERSON IN CONNECTION WITH MAKING OR ENTERING INTO THIS AGREEMENT. THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT. IT IS UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EACH OF THE PARTIES EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF AN ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION.
Section 14.18    Limitation on Recourse. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, AFFILIATE, OR FINANCING SOURCE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES (OTHER THAN ANY OF THE PARTIES), OR FINANCING SOURCES OF ANY OF THE PARTIES (EACH, A “NON-

RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER. THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION 14.18 AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION.
Section 14.19    Schedules. Neither the Schedules, any disclosure made in or by virtue of the Schedules, nor the inclusion of any matter or information on a Schedule, (a) constitutes or implies any representation, warranty, or covenant by Sellers not expressly set out in this Agreement, (b) has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of Sellers in this Agreement, (c) is not an admission of liability under any applicable Law and does not mean that such information is required to be disclosed by this Agreement, that such information is material, or that such information does, or may, have a Material Adverse Effect, and (d) shall not be deemed an indication that such matter necessarily would, or may, breach a representation, warranty, or covenant absent its inclusion on such Schedule; rather, the Schedules, any disclosure made in or by virtue of the Schedules, and the inclusion of any matter or information on a Schedule are intended only to qualify the representations, warranties, and covenants in this Agreement and to set forth other information as may be required by this Agreement. Matters reflected in the Schedules are not limited to matters required by this Agreement to be reflected in the Schedules, and may be set forth on a Schedule for information purposes only. Neither the specification of any Dollar amount, item, or matter in any representation, warranty, or covenant contained in this Agreement, nor the inclusion of any specific item or matter in any Schedule, is intended to imply that such amount, or a higher or lower amount, or the item or matter so included, or any other item or matter, is or is not material or in the ordinary course of business, and no Person shall use the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item, or matter described or not described therein or included or not included in the Schedules is or is not material or in the ordinary course of business for purposes of this Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in this Agreement. The disclosure of any matter in any Schedule shall be deemed to be a disclosure under any other Schedule to the extent that the relevance of such matter to such other Schedule is readily apparent on its face. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement.

Section 14.20    Attorney-Client Privilege; Continued Representation. Purchasers agree, on their own behalf and on behalf of their respective directors, officers, managers, employees, and Affiliates, that, following the Closing, Gibson, Dunn & Crutcher LLP and Akin Gump Strauss Hauer & Feld LLP may each serve as counsel to Sellers or any of their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereunder, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereunder notwithstanding any representation by Gibson, Dunn & Crutcher LLP or Akin Gump Strauss Hauer & Feld LLP prior to the Closing Date of the Company. Each Purchaser, on behalf of itself and the Company, hereby (a) waives any claim they have or may have that either Gibson, Dunn & Crutcher LLP or Akin Gump Strauss Hauer & Feld LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between Purchasers and Sellers or any of their respective Affiliates, Gibson, Dunn & Crutcher LLP and/or Akin Gump Strauss Hauer & Feld LLP may represent Sellers or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchasers or the Company and even though Gibson, Dunn & Crutcher LLP and/or Akin Gump Strauss Hauer & Feld LLP may have represented the Company in a matter substantially related to such dispute. Purchasers and the Company also further agree that, as to all communications prior to Closing among Gibson, Dunn & Crutcher LLP or Akin Gump Strauss Hauer & Feld LLP and the Company, Sellers, or any of their respective Affiliates and representatives that primarily relate to the negotiation of transactions contemplated hereunder, the attorney-client privilege, and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Purchasers or the members of the Company. Notwithstanding the foregoing, in the event that a dispute arises between Purchasers, the Company, and a Third Party other than a Party after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Gibson, Dunn & Crutcher LLP or Akin Gump Strauss Hauer & Feld LLP to such Third Party; provided, however, that the Company may not waive such privilege without the prior written consent of Sellers (not to be unreasonably withheld, conditioned, or delayed).
Section 14.21    Party Representatives.
(a)    For purposes of this Agreement, Sellers, without any further action, shall be deemed to have appointed, and do hereby appoint, R2KLP as their representative (in such capacity, the “Seller Representative”), as the attorney-in-fact for and on behalf of Sellers (both individually and collectively), with respect to the exercise of any decision, right, consent, election, or other action that any Seller is required or permitted to make or take under the terms of this Agreement (the “Seller Delegated Matters”), and Purchasers may rely on the decisions of Seller Representative with respect to all Seller Delegated Matters. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, Sellers will be treated as a single party for purposes of any notice, election, exercise of a right, consent or similar action to be made by Sellers under this Agreement. The Parties further acknowledge that Purchasers shall have no responsibility to determine the portion of the Closing Cash Payment to be paid to Sellers and shall be entitled to rely on the preliminary settlement statement and the final settlement statement, as well as instructions by the Seller Representative, as to the portion of the Closing Cash Payment payable to each Seller. Sellers shall be jointly and severally liable for any Damages of any Seller or Sellers under this Agreement or any Transaction Document; provided, however that in no event shall Sellers be liable in any respect for any Damages of the Chief Parties under the PIPA.

(b)    For purposes of this Agreement, Purchasers, without any further action, shall be deemed to have appointed, and do hereby appoint, CHK Parent as their representative (in such capacity, the “Purchaser Representative”), as the attorney-in-fact for and on behalf of Purchasers (both individually and collectively), with respect to the exercise of any decision, right, consent, election, or other action that any Purchaser is required or permitted to make or take under the terms of this Agreement (the “Purchaser Delegated Matters”), and Sellers may rely on the decisions of Purchaser Representative with respect to all Purchaser Delegated Matters. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, Purchasers will be treated as a single party for purposes of any notice, election, exercise of a right, consent or similar action to be made by Purchasers under this Agreement.
Section 14.22    Purchaser Group Consent. To the extent the consent or approval of any member of the Purchaser Group is required in connection with the transfer or assignment of any contracts, agreements or instruments described on Schedule 6.11 from a Seller to the Company, Purchasers (on their own behalf and on behalf of each member of the Purchaser Group) hereby unconditionally and irrevocably grant such consent or approval.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

RADLER 2000 LIMITED PARTNERSHIP

By:	Tug Hill, Inc., its general partner

By:	/s/ Michael Radler
Name:	Michael Radler
Title:	President

TUG HILL, INC.

By:	/s/ Michael Radler
Name:	Michael Radler
Title:	President
Signature Page to Membership Interest Purchase Agreement

PURCHASERS:

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell'Osso, Jr.
Name:	Domenic J. Dell'Osso, Jr.
Title:	President and Chief Executive Officer

CHESAPEAKE APPALACHIA, L.L.C.

By:	/s/ Domenic J. Dell'Osso, Jr.
Name:	Domenic J. Dell'Osso, Jr.
Title:	President and Chief Executive Officer
Signature Page to Membership Interest Purchase Agreement

APPENDIX A
ATTACHED TO AND MADE A PART OF THAT
CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF THE EXECUTION DATE, BY AND AMONG SELLERS AND PURCHASERS
DEFINITIONS
“Actual Knowledge” has the meaning set forth in Section 5.1(a).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“Adjustment Excess” has the meaning set forth in Section 10.4(d)(ii).
“AFEs” means authorization for expenditures issued pursuant to a Contract.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person. Notwithstanding anything to the contrary herein, (a) prior to Closing, the Company shall be deemed to be an Affiliate of Sellers, and not Purchasers, and (b) from and after the Closing, the Company shall be deemed to be an Affiliate of Purchasers, and not Sellers.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 3.4.
“Arbitration Decision” has the meaning set forth in Section 4.4(e).
“Asset Taxes” means ad valorem, property, excise, severance, production, Pennsylvania Impact Fee, sales, use, or similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom; but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” means, excluding the Excluded Assets, all of the assets and properties owned or leased by the Company, including all of the Company’s right, title, and interest in and to the following:
(a)    the oil, gas, and mineral leases, subleases, and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, farmout rights, and mineral fee interests described on Exhibit A-1, whether producing or non-producing, together with all leasehold estates created thereby, in each case, subject to the terms, conditions, covenants, and obligations set forth in such leases (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage or rights that includes or constitutes all or part of any Leases (the “Units”), and all tenements, hereditaments, and appurtenances belonging to the Leases and Units;
Appendix A-1

(b)    all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases or Units, whether producing, shut-in, completed, or temporarily or permanently plugged and abandoned, including the oil and gas wells described on Exhibit A-2 (collectively, the “Wells” and together with the Units and the Leases, the “Properties”); and all tangible personal property, supplies, inventory, equipment, fixtures, and improvements, in each case, to the extent they are primarily owned or held for use in connection with the operation, production, treating, gathering, storing, transportation, or marketing of Hydrocarbons from the Wells (the “Equipment”);
(c)    all contracts, agreements, and instruments (including any amendments thereto) that are binding on the Properties or relate to the ownership or operation of the Properties to the extent the foregoing primarily cover or are attributable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, bottom-hole agreements, participation agreements, exchange agreements, balancing agreements, Hydrocarbon gathering and transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, the foregoing shall not include (i) any contracts, agreements, or instruments to the extent they relate to any of the Excluded Assets and (ii) the Leases, the Surface Interests, the Permits, and other instruments creating or evidencing an interest in the ownership of the Assets (subject to such exclusions, the “Contracts”); and
(d)    all surface fee interests, easements, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those surface interests set forth on Exhibit A-3, and all improvements, fixtures, structures, facilities and appurtenances (including any field offices or yards) located thereon or relating thereto (the “Surface Interests”).
“Assignment Agreement” means the assignment of the Company Interest from Sellers to Purchasers substantially in the form attached hereto as Exhibit B.
“Base Cash Purchase Price” has the meaning set forth in Section 3.1(a).
“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, employment, consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or fringe benefit policy, plan, program or arrangement that the Company sponsors, maintains or contributes to for the benefit of its employees or former employees.
“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.
“Casualty Loss” has the meaning set forth in Section 4.7.
“Central Time” means the central time zone of the United States of America.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

Appendix A-2

“CHK Common Stock” means the common stock, par value $0.01 per share, of CHK Parent.
“CHK Parent” has the meaning set forth in the Preamble of this Agreement.
“CHK Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Claim Notice” has the meaning set forth in Section 12.2(b).
“Closing” has the meaning set forth in Section 10.1.
“Closing Cash Payment” has the meaning set forth in Section 10.4(a).
“Closing Date” has the meaning set forth in Section 10.1.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that such efforts shall not include the incurring of any liability or obligation or the payment of any money (unless the other Party has agreed in writing to pay such costs).
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company Common Interest” has the meaning set forth in the Recitals of this Agreement.
“Company Financial Statements” has the meaning set forth in Section 8.19.
“Company Interests” has the meaning set forth in the Recitals of this Agreement.
“Company Organizational Documents” has the meaning set forth in Section 5.6(a).
“Company Preferred Interests” has the meaning set forth in the Recitals of this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 20, 2021 among Chief Oil & Gas LLC, Chief Exploration & Development LLC, Tug Hill Marcellus, LLC, Radler 2000, LP and Chesapeake Energy Corporation.
“Contracts” has the meaning set forth in the definition of “Assets”.
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
Appendix A-3

“Cure Period” has the meaning set forth in Section 4.2(b)(i).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies with respect to the transactions contemplated hereunder that are customarily obtained after the consummation of similar transactions.
“Cut-off Date” means the day that is one year after Closing.
“Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, statutory or common law claims or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) lost profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages(except as otherwise provided herein), and (ii) any liability, loss, cost, expense, claim, award, or judgment to the extent directly resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.
“Deemed Defect Amount” has the meaning set forth in Section 4.2(b)(ii).
“Defect Escrow Amount” has the meaning set forth in Section 4.2(b)(iii).
“Defensible Title” means that title of the Company with respect to each Lease and Well (as applicable) that is deducible of record or created or caused by a joint operating agreement, a pooling agreement, a unitization agreement, a farmout agreement, or any similar agreement, and that, except for and subject to the Permitted Encumbrances:
(i)    with respect only to the Target Formation of each Lease or Well, as applicable, entitles the Company to receive Hydrocarbons within, produced, saved, and marketed from the Target Formation of such Lease or Well, as applicable, throughout the duration of the productive life of such Lease or Well, of not less than the Net Revenue Interest shown on Exhibit A-1 or Exhibit A-2 (as applicable) for such Lease or Well, except for (a) decreases in connection with those operations in which the Company may be a nonconsenting co-owner (if and to the extent permitted by this Agreement), (b) decreases resulting from the establishment or amendment of pools or units from and after the Effective Time (if and to the extent permitted by this Agreement), (c) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (d) as otherwise expressly shown on Exhibit A-1 or Exhibit A-2 (as applicable);
(ii)    with respect only to the Target Formation of each Well, obligates the Company to bear a percentage of the costs and expenses for the ownership, operation, maintenance, and development of, and operations relating to, such Well not greater than the working interest shown in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except for (a) increases that are accompanied by at least a proportionate increase in the Company’s Net Revenue Interest with respect to the Target Formation of the affected Well, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement, and (c) as otherwise expressly shown on Exhibit A-2;
Appendix A-4

(iii)    with respect only to the Target Formation of each Lease, entitles the Company to the Net Mineral Acres for such Lease as set forth on Exhibit A-1 throughout the productive life thereof, except for increases due to (a) increased working interests that are accompanied by at least a proportionate increase in the Company’s Net Revenue Interest with respect to the Target Formation of the affected Lease, (b) increased working interests resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement, and (c) increased working interests resulting from matters otherwise expressly shown on Exhibit A-1; and
(iv)    is free and clear of liens or similar encumbrances.
“Deposit” has the meaning set forth in Section 3.1(b).
“Dispute Notice” has the meaning set forth in Section 4.2(b)(ii).
“Disputed Defect” has the meaning set forth in Section 4.2(b)(ii).
“Disputed Title Matters” has the meaning set forth in Section 4.4(a).
“Disputing Party” has the meaning set forth in Section 4.4(a).
“DOJ” means the Department of Justice.
“Dollars” means U.S. Dollars.
“Effective Time” has the meaning set forth in Section 2.2(a).
“Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, lien, pledge, security interest, or similar encumbrance, right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Defect” means (i) a condition that is the subject of any written notice from a Governmental Body asserting or alleging a violation of an Environmental Law attributable to the use, ownership or operation of the Assets, (ii) a condition on or affecting an Asset that violates or causes an Asset (or the Company with respect to an Asset) not to be in compliance with any Environmental Law, or (iii) a condition on or otherwise affecting or arising from any Asset with respect to which investigation, reporting, monitoring, remedial, response, or corrective action is required under Environmental Law; provided, however, that the following shall not be considered Environmental Defects for any purpose of this Agreement: (a) any matter listed on Schedule 6.16 as of the Execution Date, and (b) any matter to the extent affecting an Asset that is operated by Purchasers or any of their Affiliates as of the Execution Date to the extent Purchasers had knowledge of such matter prior to the Title Claim Date.
Appendix A-5

“Environmental Defect Deductible” has the meaning set forth in Section 4.5(b).
“Environmental Defect Threshold” has the meaning set forth in Section 4.5(b).
“Environmental Laws” means, as the same have been amended to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Execution Date of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment, natural resources or threatened, endangered or otherwise protected species, including those Laws relating to the storage, handling and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, handling, use, transportation, disposal or other management thereof, and all regulations implementing the foregoing that are applicable to the ownership, operation and maintenance of the Assets.
“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.
“Equipment” has the meaning set forth in the definition of “Assets.”
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the escrow account established and maintained pursuant to the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, executed by Sellers, Purchasers, and the Escrow Agent, in respect of the receipt, holding, and distribution, as the case may be, of the Deposit.
“Excluded Assets” means: (a) the Excluded Records; (b) except for Imbalances, all trade credits, accounts receivable, and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) to the extent they do not relate to matters for which Purchasers are providing indemnification hereunder, all claims, audit rights, and causes of action of Sellers or their Affiliates arising under or with respect to any Contract that are attributable to the period of time prior to the Effective Time (including claims for adjustments or refunds);
Appendix A-6

(d) all claims, rights, and interests of Sellers or their Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time or matters for which Sellers are otherwise required to provide indemnification to Purchasers hereunder; (e) any Tax refunds or Tax carry-forward amounts attributable to (i) the Assets or the Company (A) prior to the Effective Time (with respect to non-Income Taxes) or (B) prior to the Closing Date (with respect to Income Taxes) or (ii) to Sellers’ businesses generally; (f) all of Sellers’ and their Affiliates’ software licenses, proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property; (g) all data and Contracts that cannot be disclosed to Purchasers as a result of confidentiality arrangements under agreements with Third Parties (provided that Sellers use Commercially Reasonable Efforts to obtain a waiver of any such confidentiality restriction); (h) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.6, Section 8.1, Section 8.14, or otherwise excluded under this Agreement; (i) all seismic, geological, geophysical and similar licenses held by a member of the Company Group, (j) all right, title, and interest to the properties (including personal property) or other assets (including contractual rights) set forth on Exhibit A-4, which properties and assets, for the avoidance of doubt, will be assigned to Sellers pursuant to Section 8.14; and (k) any contract evidencing any indebtedness of any Seller or the Company.
“Excluded Defect” has the meaning set forth in the definition of “Title Defect”.
“Excluded Records” means (i) all corporate, financial, income, and franchise Tax and legal records of Sellers that relate to Sellers’ businesses generally (whether or not relating to the Assets), (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement, or applicable Law (provided that Sellers use Commercially Reasonable Efforts to obtain a waiver of any such restriction), (iii) Sellers’ and their Affiliates’ (other than the Company) computer software, (iv) all legal records and legal files of Sellers and all other work product of and attorney-client communications with any of Sellers’ legal counsel (other than copies of (a) title opinions, (b) Contracts, and (c) records and files with respect to any previous litigation matters), (v) personnel records, (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties, and (vii) any records with respect to the other Excluded Assets.
“Execution Date” has the meaning set forth in Preamble of this Agreement.
“Final Disputed Title Matters” has the meaning set forth in Section 4.4(b).
“Financial Statements” has the meaning set forth in Section 7.16(a).
“Flow-Through Return” means a Tax Return reporting income of the Company that is allocable to and reportable as income of the direct or indirect beneficial owner(s) of the Company under applicable Law.
Appendix A-7

“Fraud” means an actual, intentional, and willful misrepresentation by a Party with respect to the making of any representation or warranty set forth in Article 5, Article 6, or Article 7 of this Agreement, as applicable; provided, that (a) the Party making such representation or warranty had actual knowledge that the applicable representation or warranty, as may be qualified in this Agreement, was false at the time it was made, (b) the representation or warranty was made with the intention that the other Party rely thereon to its detriment, (c) the representation or warranty was relied upon by the other Party to such other Party’s detriment, and (d) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.
“FTC” means the Federal Trade Commission.
“Fundamental Representations” means (a) with respect to each Seller, the representations and warranties of such Seller in Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6(a), Section 5.7 and Section 5.9, (b) with respect to R2KLP, the representations and warranties of R2KLP in Section 6.2, Section 6.3, Section 6.4(a), Section 6.5(a), Section 6.6, and Section 6.19 and (c) with respect to each Purchaser, the representations and warranties of such Purchaser in Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6, and Section 7.10.
“GAAP” means U.S. generally accepted accounting principles as in effect on the Execution Date.
“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official, or other authority of the United States or any other country or any state, province, prefect, municipality, locality, tribal, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing, tribal, or other governmental or quasi-governmental authority.
“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or radioactive substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Hydrocarbons and NORM).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.
“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of the Company therein and the shares of production from the relevant Well to which the Company was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.
“Income Tax Contest” has the meaning set forth in Section 13.6.
Appendix A-8

“Income Taxes” means any income, franchise, capital gains and similar Taxes.
“Indebtedness” of any Person means, without duplication, (a) the principal of and accrued and unpaid interest, prepayment premiums or penalties, and fees and expenses in respect of indebtedness of such Person for borrowed money; (b) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary and usual course of business of normal day-to-day operations of the business consistent with past practice); (c) all capitalized lease obligations; (d) all obligations of the type referred to in clauses (a) through (c) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (e) all obligations of the type referred to in clauses (a) through (d) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Person” has the meaning set forth in Section 12.2(a).
“Indemnifying Person” has the meaning set forth in Section 12.2(a).
“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leases” has the meaning set forth in the definition of “Assets.”
“Marcellus Formation” means the interval from the stratigraphic equivalent of the top of the Marcellus Shale at 6,905 ft MD through to the stratigraphic equivalent of the top of the Onondaga Limestone at 7,305 ft MD, as such intervals are generally shown in the Bishop Unit 7 wellbore (API: 37115213110000) located in Susquehanna County; Auburn Township, Pennsylvania.
“Material Adverse Effect” means any event, occurrence, change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has been, or would be reasonably likely to be, materially adverse to (I) the Sellers, any of the Company Interests or the Assets, in each case, taken as a whole and as currently owned and operated, or (II) for the Purchasers, the business, liabilities, financial condition, or results of operations of CHK Parent or (b) materially and adversely affects the ability of the applicable Party to timely consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the
Appendix A-9

interpretation or enforcement thereof; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices, or fuel costs; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors (A) for the Sellers, of the Assets, or (B) for the Purchasers, of the CHK Parent, in each case, including any change in the prices of oil, natural gas, or other Hydrocarbon products or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, or regulators); (v) any change resulting or arising from political, geopolitical, social, or regulatory conditions, including any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, or acts of foreign or domestic terrorism or sabotage (including any cyber-attack or hacking), or the escalation of any of the foregoing; (vi) any epidemic, pandemic, or outbreak of disease (including, for the avoidance of doubt, COVID-19), or the escalation of any of the foregoing; (vii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, and wild fires, or other force majeure events, or the escalation of any of the foregoing; (viii) any change resulting or arising from the taking of, or failure to take, any action by Sellers, the Company, or any of their respective Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Purchasers; or (ix) any change resulting or arising from the taking of, or failure to take, any action by Purchasers, the Purchaser Group, or any of their respective Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Sellers. For the avoidance of doubt, a Material Adverse Effect shall not be measured against any forward-looking statements, financial projections, or forecasts applicable to the Assets.
“Material Contracts” has the meaning set forth in Section 6.11(a).
“Measurement Date” has the meaning set forth in Section 7.15(a).
“Net Mineral Acres” means, as computed separately with respect to each Lease, (i) the number of gross acres in the land covered by such Lease, multiplied by (ii) the lessor’s undivided mineral interest in the Hydrocarbons in the Target Formation in such lands covered by such Lease, multiplied by (iii) the Company’s working interest in such Lease; provided, however, if items (i) and (ii) of this definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area.
“Net Revenue Interest” means, with respect to each Lease or Well (limited, however to the Target Formation with respect to each Lease and Well), the interest in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formation of such Lease or Well, in each case, after giving effect to all royalties, overriding royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons.
“Non-Income Tax Contest” has the meaning set forth in Section 13.6.
Appendix A-10

“Non-Recourse Person” has the meaning set forth in Section 14.18.
“NORM” means naturally occurring radioactive material.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, (e) in each case of the preceding clauses, all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of any such Person, including any amendments thereto, and (f) with respect to any other Person, its comparable organizational documents.
“Outside Date” has the meaning set forth in Section 11.1(c).
“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.
“Pennsylvania Impact Fee” means the Pennsylvania unconventional gas well fee provided for in Pa. Cons. Stat. Ann. § 2302.
“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.
“Permitted Encumbrances” means any or all of the following:
(i)    royalties and any overriding royalties, net profits interests, production payments, reversionary interests, and other similar burdens on the production of Hydrocarbons to the extent that the net cumulative effect of such burdens does not (a) reduce the Company’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Exhibit A-1 or Exhibit A-2 (as applicable) for such Lease or Wells, (b) increase the Company’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Exhibit A-1 or Exhibit A-2 (as applicable) without, in each case, a proportionate increase in the Net Revenue Interest of the Company with respect to the Target Formation or (c) decrease the Company’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;
(ii)    all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders, and other contracts, agreements, and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not (a) reduce the Company’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Exhibit A-1 or Exhibit A-2 (as applicable) (b) increase the Company’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Exhibit A-1 or Exhibit A-2 (as applicable) without, in each case, a proportionate increase in the Net Revenue Interest of the Company with respect to the Target Formation or (c) decrease the Company’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;
Appendix A-11

(iii)    Preferential Rights, Third Party consents to assignment or similar transfer restrictions; provided that, with respect to Preferential Rights and Specified Consent Requirements, the Sellers shall have complied with the provisions of Section 4.6;
(iv)    liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
(v)    any (a) inchoate liens or charges constituting or securing the payment of expenses incurred incidental to maintenance, development, production, or operation of the Leases and Wells or for the purpose of developing, producing, or processing Hydrocarbons therefrom or therein, and (b) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(vi)    all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the transactions contemplated hereby, if they are not required or customarily obtained in the region where the Assets are located prior to sale or conveyance, including Customary Post-Closing Consents;
(vii)    excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
(viii)    easements, rights-of-way, restrictions, covenants, servitudes, Permits, surface leases, rights in respect of surface operations, and other encumbrances or rights that do not prevent or adversely affect operations as currently conducted on the Properties;
(ix)    calls on production under existing Contracts;
(x)    gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing, or transportation contracts;
(xi)    all rights reserved to or vested in any Governmental Bodies (a) to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use, or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any right, franchise, grant, license, or Permit issued or afforded by any Governmental Body, or (b) to terminate any right, franchise, grant, license, or Permit issued or afforded by such Governmental Body;
(xii)    any lien, charge, or other encumbrance on or affecting the Assets that is discharged by Sellers or the Company at or prior to Closing;
(xiii)    any lien or trust arising under worker’s compensation, unemployment insurance, pension or employment Laws, or regulations;
Appendix A-12

(xiv)    the terms and conditions of the Leases (including any free gas arrangements under the Leases), including any depth limitations or similar limitations that may be set forth therein, to the extent that the net cumulative effect of such terms and conditions does not (a) reduce the Company’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Exhibit A-1 or Exhibit A-2 (as applicable) for such Lease or Well, (b) increase the Company’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Exhibit A-1 or Exhibit A-2 (as applicable) without, in each case, a proportionate increase in the Net Revenue Interest of the Company with respect to the Target Formation or (c) decrease the Company’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;
(xv)    the terms and conditions of the Contracts to the extent that the net cumulative effect of such instruments does not (a) reduce the Company’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Exhibit A-1 or Exhibit A-2 (as applicable) for such Lease or Well, (b) increase the Company’s Net Mineral Acres (due to an increased working interest) with respect to the Target Formation in any Lease or working interest in any Lease or Well above that shown in Exhibit A-1 or Exhibit A-2 (as applicable) without, in each case, a proportionate increase in the Net Revenue Interest of the Company with respect to the Target Formation or (c) decrease the Company’s Net Mineral Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-1;
(xvi)    any matters shown on Schedule 3.4, Exhibit A-1, Exhibit A-2, Schedule 5.8, and Schedule 6.7, as applicable;
(xvii)    any lien, mortgage, security interest, pledge, charge, or similar encumbrance resulting from Sellers’ or the Company’s conduct of business in compliance with this Agreement;
(xviii)    the terms and conditions of the following agreements and contracts: (a) that certain Amended and Restated Participation Agreement dated May 2, 2019 between The Quillin-Morgan Trust, Robert Quillin & Vanessa Morgan, Trustees, The Robbs Family Trust, Edward E. Robbs & Belinda Robbs, Co-Trustees; The Schnerk Revocable Trust, George C. Schnerk, Trustee, Source Oil & Gas, LLC, Giana Resources, LLC, Denpeer Energy, LP, XYR Oil and Gas, LLC, Reach Petroleum, LLC, Unconventionals Natural Gas, LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership, Tug Hill Marcellus, LLC, and Enerplus Resources (USA) Corporation, as amended by that certain First Amendment of Amended and Restated Participation Agreement dated October 13, 2020, (b) that certain Side Letter Agreement related to Amended and Restated Participation Agreement dated May 2, 2019 between The Quillin-Morgan Trust, Robert Quillin & Vanessa Morgan, Trustees, The Robbs Family Trust, Edward E. Robbs & Belinda Robbs, Co-Trustees; The Schnerk Revocable Trust, George C. Schnerk, Trustee, Source Oil & Gas, LLC, Giana Resources, LLC, Denpeer Energy, LP, XYR Oil and Gas, LLC, Reach Petroleum, LLC, Unconventionals Natural Gas, LLC, Chief Exploration & Development LLC, Radler 2000 Limited Partnership, Tug Hill Marcellus, LLC, and Enerplus Resources (USA) Corporation, (c) that certain Participation Agreement between Seaspin Pty Ltd, as trustee of the Aphrodite Trust, Craig Ian Burton, as trustee of the CI Burton Family Trust, and eCorp Resource Partners I, LP, dated February 2006, as amended by that certain Amendment to Participation Agreement dated November 20, 2006, and (d) that certain Agreement related to Participation Agreement between Seaspin Pty Ltd, as trustee of the Aphrodite Trust, Craig Ian Burton, as trustee of the CI Burton Family Trust, and eCorp Resource Partners I, LP, dated March 15, 2008;
Appendix A-13

(xix)    any Excluded Defects; and
(xx)    any (a) lien, mortgage, security interest, pledge, charge or similar encumbrance in favor of, or held by, any member of the Purchaser Group, and (b) consent to assignment or similar transfer restriction in favor of, or held by, any member of the Purchaser Group.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body, or any other entity.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials ASTM-1527-13, or any similar environmental assessment.
“Phase II Environmental Site Assessment” has the meaning set forth in Section 8.1(a).
“PIPA” means that certain Partnership Interest Purchase Agreement entered on the Execution Date by and among the Jan & Trevor Rees-Jones Revocable Trust, Rees –Jones Family Holdings, LP, Chief E&D Participants, LP, and Chief E&D (GP) LLC, as sellers (“Chief Parties”), and Purchasers, as purchasers, in relation to the sale and purchase of all interests in Chief E&D Holdings LP, Chief Exploration and Development LLC and Chief Oil & Gas LLC.
“Post-Closing Escrow Amount” has the meaning set forth in Section 10.4(b).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time.
“Preferential Rights” has the meaning set forth in Section 4.6(a).
“Properties” has the meaning set forth in the definition of “Assets”.
“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; and gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including bonuses, broker fees, lease acquisition costs, lease renewal costs, and lease extension costs (in each case, other than costs to correct, cure, and remedy any Title Defect), costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership or operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and (ii) Third Party overhead costs charged to the Assets under the applicable operating agreement;
Appendix A-14

provided, however, “Property Costs” shall not include obligations and liabilities attributable to (a) personal injury or death, property damage, torts, breach of Contract claims, or violation of Law, (b) obligations related to the abandonment or plugging of wells, dismantling or decommissioning facilities, or closing pits and restoring the surface around such wells, facilities or pits, (c) the remediation of any Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Laws, (d) the costs to correct, cure, and remedy any Title Defect or any Casualty Loss, (e) obligations to pay royalties, overriding royalties, net profits interests, or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons relating to the Assets, including those held in suspense, (f) obligations with respect to any Imbalances associated with the Assets, (g) claims for indemnification or reimbursement from Third Parties with respect to costs of the types described in the preceding clauses (a) through (f), (h) Asset Taxes, Income Taxes or Transfer Taxes, and (i) any and all general and administrative expenses (including corporate G&A) of the Company or Sellers.
“Public Announcement Restrictions” has the meaning set forth in Section 8.3(a).
“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.
“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.
“Purchaser” and “Purchasers” have the meaning set forth in the Preamble of this Agreement.
“Purchaser Delegated Matters” has the meaning set forth in Section 14.21(b).
“Purchaser Group” means Purchasers, their current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors, and other Representatives.
“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to the Purchasers, taken as a whole.
“Purchaser Representative” has the meaning set forth in Section 14.21(b).
“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy described in Section 8.11 in the name and for the benefit of Purchasers, their Affiliates, and their respective officers, directors, employees, and agents.
“R&W Insurer” means the insurer providing the R&W Insurance Policy.
“R2KLP” has the meaning set forth in the Preamble of this Agreement.
“Records” means the books, records, and files of the Company, to the extent in the possession or control of Sellers or their Affiliates, whether written or electronically stored, relating to the Assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) Contract files; (iii) operations, environmental, production, and accounting records; and
Appendix A-15

(iv) production, facility, and well records and data; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Records and any information that cannot, without unreasonable effort or expense that Purchasers do not agree to undertake or pay, as applicable, be separated from any files, records, maps, information, and data related to the Excluded Assets.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit C to be executed and delivered at Closing by CHK Parent and the Sellers (and those Sellers’ designees whom Seller designates as a party thereto as identified in writing to Purchaser at least two Business Days prior to the Closing Date).
“Remediation” means with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Defect.
“Remedy Deadline” has the meaning set forth in Section 4.2(b)(iv).
“Remedy Notice” has the meaning set forth in Section 4.2(b)(ii).
“Representatives” means (i) any prospective purchaser of a Party or an interest in a Party; (ii) partners, employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates or of any of the parties listed in subsection (i) above; (iii) any consultant or agent retained by a Party or the parties listed in subsection (i) or (ii) above; and (iv) any bank, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution, or entity.
“Scheduled Closing Date” has the meaning set forth in Section 10.1.
“SEC Documents” has the meaning set forth in Section 7.16(a).
“Securities Act” has the meaning set forth in Section 7.10.
“Seller” and “Sellers” have the meaning set forth in the Preamble of this Agreement.
“Seller Delegated Matters” has the meaning set forth in Section 14.21(a)
“Seller Group” means Sellers, their current and former Affiliates (except, from and after the Closing, the Company), and each of their respective officers, directors, employees, agents, advisors, and other Representatives.
“Seller Representative” has the meaning set forth in Section 14.21(a)
“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment or transfer of an interest in a Company Interest or an Asset that (i) is triggered by the transactions contemplated by this Agreement and (ii) expressly provides that (a) any purported assignment or transfer in the absence of such consent first having been obtained is void, invalid, or unenforceable against such Person,
Appendix A-16

(b) the Person holding the right may terminate the applicable Lease, Permit, Contract, or other instrument creating Sellers’ or the Company’s rights in the affected Company Interest or Property, or (c) the Person holding the right may impose additional conditions on the proposed assignee or transferee that involve the payment of money, the posting of collateral security, or the performance of other obligations by the assignee or transferee that would not be required in the absence of the transactions contemplated by this Agreement.
“Specified Midstream Contracts” means the Contracts set forth on Schedule 1.1.
“Stock Purchase Price” has the meaning set forth in Section 3.1(a).
“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Surface Interests” has the meaning set forth in the definition of “Assets.”
“Suspense Funds” has the meaning set forth in Section 6.17.
“Target Formation” means (a) with respect to each Well, the currently producing formation of such Well, and (b) with respect to each Lease, to the extent not allocated to a Well, the Marcellus Formation.
“Tax Contest” has the meaning set forth in Section 13.6.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund, or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees, or charges imposed by any Governmental Body, including any interest, penalties, or additional amounts that may be imposed with respect thereto.
“THI” has the meaning set forth in the Recitals of this Agreement.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
Appendix A-17

“Third Person Claim” has the meaning set forth in Section 12.2(b).
“THM MIPA” means that certain Membership Interest Purchase Agreement entered on the Execution Date by and among Sellers and Purchasers in relation to the sale and purchase of all membership interests in Tug Hill Marcellus, LLC.
“Title Arbitration Notice” has the meaning set forth in Section 4.4(b).
“Title Arbitrator” has the meaning set forth in Section 4.4(c).
“Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of the Company in the Target Formation of any Lease or Well as set forth on Exhibit A-1 or Exhibit A-2 (as applicable) above that shown on Exhibit A-1 or Exhibit A-2 (as applicable) with respect to such Lease or Well without a greater than proportionate increase in the Company’s working interest above that shown in Exhibit A-1 or Exhibit A-2 (as applicable) for the applicable Lease or Well, or (ii) in the case of any Lease, increase the Net Mineral Acres for such Lease in the Target Formation as set forth in Exhibit A-1 above that shown on Exhibit A-1 as a result of an increase in (a) the number of gross acres in the lands covered by such Lease or (b) the undivided percentage interest in oil, gas, and other minerals covered by the Lease in such lands.
“Title Benefit Amount” has the meaning set forth in Section 4.3(b).
“Title Benefit Notice” has the meaning set forth in Section 4.3(a).
“Title Benefit Property” has the meaning set forth in Section 4.3(a).
“Title Claim Date” has the meaning set forth in Section 4.2(a).
“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that causes the Company not to have Defensible Title in and to the Leases and the Wells, as applicable, as of the Title Claim Date or the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):
(a)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchasers provide affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;
(b)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(c)    defects based on a gap in the Company’s chain of title in the federal records as to federal Leases, the state’s records as to state Leases, or in the county records as to other Leases, unless, in the case of any of the foregoing, such gap is affirmatively shown to exist in the county records by an abstract of title, title opinion, or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;
Appendix A-18

(d)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations could reasonably be expected to give rise to a right to terminate the Lease in question, evidence of which shall be included in a Title Defect Notice;
(e)    defects based (i) solely on the lack of information in Sellers’ or the Company’s files, or (ii) solely on information in Sellers’ or the Company’s files, in each case, unless Purchasers provide evidence that such lack of information could reasonably result in another Person’s superior claim of title to the relevant Property;
(f)    defects based solely on references to a document because such document is not in Sellers’ or the Company’s files;
(g)    defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(h)    defects arising out of (i) lack of corporate or other entity authorization or (ii) failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, in each case, unless such lack of authorization or failure to demonstrate of record proper authority results in a Third Party’s actual and superior claim of title to the relevant property;
(i)    defects that have been cured by the passage of time or such other means that would render such defect invalid according to applicable Law, or as to which the applicable Laws of limitations or prescription would bar any attack or claim;
(j)    defects, encumbrances, or loss of title affecting ownership interests in formations other than the relevant Target Formation;
(k)    defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof), in any applicable county records;
(l)    defects that affect only which person has the right to receive royalty (or similar) payments (rather than the amount or the proper payment of such royalty payment);
(m)    defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless Purchasers affirmatively demonstrate that such prior oil and gas leases had not expired prior to the creation of the Asset in question;
(n)    defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, unless affirmative evidence exists (and is provided) that the action was not authorized and results in a Person’s assertion of superior title;
(o) defects or irregularities resulting from the failure to record releases of liens, mortgages, security interests, pledges, charges, or similar encumbrances that have expired by their own terms;
Appendix A-19

(p)    defects based on or arising out of the failure of the Company or any Third Party to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, declaration or order, production sharing agreement, production allocation agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent that (i) such Well has been permitted by the applicable Governmental Body or (ii) the allocation of Hydrocarbons produced from such Well among such Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, take points, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production; or
(q)    defects arising from any Encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest.
“Title Defect Amount” has the meaning set forth in Section 4.2(d).
“Title Defect Deductible” has the meaning set forth in Section 4.5(b).
“Title Defect Notice” has the meaning set forth in Section 4.2(a).
“Title Defect Property” has the meaning set forth in Section 4.2(a).
“Title Defect Threshold” has the meaning set forth in Section 4.5(b).
“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.
“Transaction Tax Deductions” means the Tax deductions related to or arising by reason of, without duplication, (i) the payment of Indebtedness contemplated by this Agreement (including any deferred financing costs) and (ii) any other amounts paid by (or treated for U.S. federal income Tax purposes as paid by) the Company at or prior to the Closing or otherwise economically borne by any of the Sellers that would not have been paid in the absence of the transactions contemplated by this Agreement.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, stamp duty, registration, recording, deed recording fee, value added, mortgage, license, lease, leasehold interest, filing, gross receipts, excise, stock, and conveyance taxes and other such Taxes and fees (including any penalties and interest, but excluding any Income Taxes) incurred in connection with the transactions contemplated by this Agreement and the documents to be delivered hereunder (or under any Transaction Document).
“Transition Services Agreement” means that certain Transition Services Agreement to be entered into pursuant to the PIPA between Rees-Jones Holdings LLC and Purchasers.
“Unadjusted Purchase Price” has the meaning set forth in Section 3.1(a).
“Units” has the meaning set forth in the definition of “Assets”.
“Wells” has the meaning set forth in the definition of “Assets”.
Appendix A-20